Filed Pursuant to Rule 424(b)(7)
Registration No. 333-205467

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 15, 2015)

3,372,016 Shares

Del Taco Restaurants, Inc.

Common Stock

$         per share

The selling stockholders are selling 3,372,016 shares. We will not receive any of the proceeds from sale of shares of common stock by the selling stockholders.

The selling stockholders have granted the underwriters an option to purchase up to 505,802 additional shares.

Our common stock is listed on The Nasdaq Capital Market under the symbol “TACO.” The last reported sale price of our common stock on The Nasdaq Capital Market on October 23, 2015 was $12.76 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement, beginning on page 3 of the accompanying prospectus, and in our Definitive Proxy Statement on Schedule 14A filed with the Securities Exchange Commission on June 11, 2015 (which document is incorporated by reference herein).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)	See the section entitled “Underwriting” for additional information regarding underwriting compensation.

Certain stockholders of the Company or their affiliates, including affiliates of Ari Levy and Lawrence Levy, Belfer Investment Partners L.P. and an affiliate of Eileen Aptman, have indicated an interest in purchasing shares of our common stock in this offering at the public offering price set forth above. Indications of interest are not binding agreements or commitments to purchase and the underwriters may determine to sell to these persons more or less shares in this offering than such persons request, or no shares, or such persons may determine to purchase more or less shares in this offering than they originally indicated, or no shares.

The underwriters expect to deliver the shares to purchasers on or about                     , 2015 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup
Piper Jaffray

                     , 2015.

We are responsible for the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than its date.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of our securities and gives more general information, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

In this prospectus supplement, all references to “Del Taco,” the “Company,” “we,” “us” and “our” refer to Del Taco Restaurants, Inc., a Delaware corporation, and its consolidated subsidiaries unless the context requires otherwise.

INDUSTRY AND MARKET DATA

We obtained the market and certain other data used in this prospectus supplement and the information incorporated by reference herein from our own research, surveys or studies conducted by third parties and industry or general publications, and other publicly available sources. Industry and general publications and surveys generally state that they have obtained information from sources believed to be reliable but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources. As a result, you should be aware that the industry and market data included in this prospectus supplement and the information incorporated by reference herein, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information.

S-ii

SUMMARY

This summary highlights certain information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that may be important to you. You should carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein in their entirety, including the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus, before you decide to invest. In addition, the prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein include forward-looking information that involves risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Background

Levy Acquisition Corp., a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, was incorporated in the State of Delaware on August 2, 2013.

On June 30, 2015 (the “Closing Date”), Levy Acquisition Corp. consummated a business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 12, 2015, by and among Levy Acquisition Corp., Levy Merger Sub, LLC, Levy Acquisition Corp.’s wholly-owned subsidiary (“Merger Sub”), and Del Taco Holdings, Inc. (“DTH”), providing for the merger (the “Merger”) of Merger Sub with and into DTH, with DTH surviving the Merger as a wholly-owned subsidiary of the Company. As part of the Business Combination, the name of Levy Acquisition Corp. was changed to “Del Taco Restaurants, Inc.”

Business

We are a nationwide operator and franchisor of restaurants featuring fresh and fast made-to-order cuisine, including both Mexican inspired and American classic dishes. We are the second largest Mexican quick service restaurant (“QSR”) by units with 547 Del Taco restaurants, a majority of these in the Pacific Southwest. We serve our customers high-quality food typical of fast casual restaurants but with the speed, convenience and value associated with traditional QSRs. With attributes of both a fast casual restaurant and a QSR, we occupy a place in the restaurant market distinct from our competitors. Our food is prepared in working kitchens where our customers see cooks grilling marinated chicken, chopping tomatoes and cilantro for salsa, grating cheddar cheese and slow cooking whole pinto beans. We are poised for growth, operating within the limited service restaurant (“LSR”) segment, the fastest growing segment of the restaurant industry. With an average check of $6.49 during fiscal year 2014, we offer a compelling value proposition relative to both QSR and fast casual peers.

Company Information

Our principal executive offices are located at 25521 Commercentre Drive, Lake Forest, CA 92630, and our telephone number is (949) 462-9300. Our website address is www.deltaco.com. The information found on our website is not part of this prospectus supplement or the accompanying prospectus. Additional information regarding the Company, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” on page S-35 and “Incorporation of Certain Information by Reference” beginning on page S-35.

THE OFFERING

Common stock to be offered by the selling stockholders	3,372,016 shares of common stock

Underwriters’ option to purchase additional shares of common stock	The selling stockholders named herein have granted the underwriters an option to purchase up to an additional 505,802 shares of common stock at the public offering price less the underwriting discount, which option may be exercised at any time in whole, or from time to time in part, on or before the 30th day following the date of this prospectus supplement.

Common stock outstanding before and after this offering	38,802,425 shares of common stock

Use of proceeds	We will not receive any proceeds from the sale of any shares of our common stock offered by the selling stockholders.

Dividend policy	We have not paid any cash dividends on our common stock to date and do not currently contemplate or anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, capital requirements and general financial condition, and will be within the discretion of the board of directors at such time.

NASDAQ trading symbol	“TACO”

Risk Factors	See “Risk Factors” beginning on page S-15 of this prospectus supplement and other information included in this prospectus supplement, or incorporated herein by reference, for a discussion of factors you should carefully consider before investing in shares of our common stock.

The total number of shares of common stock to be outstanding following the offering is based on 38,802,425 shares of common stock outstanding as of October 19, 2015 and excludes the following:

•	3,150,000 shares of common stock reserved for future issuance as of October 19, 2015 under our 2015 Omnibus Incentive Plan;

•	150,000 shares of unvested restricted stock as of October 19, 2015 granted to certain of our employees under our 2015 Omnibus Incentive Plan; and

•	12,639,623 shares of our common stock issuable upon exercise of outstanding warrants to purchase shares of our common stock at an exercise price of $11.50 per share.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables provide a summary of our historical consolidated financial and other data as of the dates and for the periods indicated. You should read this information together with “Del Taco Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on June 11, 2015; DTH’s condensed consolidated financial statements for the twelve and twenty-four weeks ending June 16, 2015, together with the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2015; and our Quarterly Reports on Form 10-Q and our consolidated financial statements and the related notes thereto, all of which are incorporated by reference into this prospectus supplement.

We consummated a Business Combination on June 30, 2015 with DTH. For accounting purposes, we were determined to be the accounting acquirer in the Business Combination, and DTH is the acquiree and accounting predecessor. As a result, our financial statement presentation distinguishes a “Predecessor” for DTH for periods prior to the Closing Date, and we are the “Successor” for periods after the Closing Date, which includes consolidation of DTH subsequent to the Business Combination.

The summary historical consolidated financial and other data as of September 8, 2015 and for the ten weeks ended September 8, 2015 (successor), the two weeks ended June 30, 2015 (predecessor) and the twelve weeks ended September 9, 2014 (predecessor) have been derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 8, 2015 and filed with the SEC on October 19, 2015. The summary historical consolidated financial data as of December 30, 2014, December 31, 2013 and January 1, 2013 and for the fiscal years ended December 30, 2014, December 31, 2013 and January 1, 2013 have been derived from DTH’s audited consolidated financial statements and related notes included in our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 11, 2015, which is incorporated by reference into this prospectus supplement.

Our historical results are not necessarily indicative of our results to be expected in any future period, and our unaudited interim results for any interim period are not necessarily indicative of our results expected for the full year or any future period.

	Successor	Predecessor
	10 Weeks Ended	2 Weeks Ended	12 Weeks Ended	Fiscal Year Ended(1)
	September 8, 2015	June 30, 2015	September 9, 2014	December 30, 2014	December 31, 2013	January 1, 2013
		(in thousands)
Condensed Consolidated Statements of Comprehensive Income (Loss):
Revenue
Company restaurant sales	$78,874	$15,891	$88,819	$380,800	$356,306	$345,590
Franchise revenue	2,694	546	3,034	12,973	12,515	12,409
Franchise sublease income	467	95	540	2,251	2,167	2,142

Total revenue	82,035	16,532	92,393	396,024	370,988	360,141

Operating Expenses:
Restaurant operating expenses:
Food and paper costs	22,567	4,607	25,543	110,708	105,492	102,530
Labor and related expenses	23,512	4,712	27,393	116,920	108,788	109,534
Occupancy and other operating expenses	17,024	3,653	19,722	82,021	77,205	73,929
General and administrative	5,824	1,004	5,975	28,136	23,112	23,184
Depreciation and amortization	4,147	664	4,385	18,752	19,850	17,699
Occupancy and other—franchise subleases	437	87	516	2,145	2,073	2,060
Pre-opening costs	41	28	181	462	596	1,080
Impairment of long-lived assets	—	—	—	9,617	—	—
Restaurant closure charges, net	19	—	20	82	298	716
Loss (gain) on disposal of assets	1	84	(24)	(151)	209	35

Total operating expenses	73,572	14,839	83,711	368,692	337,623	330,767

Income from operations	$8,463	$1,693	$8,682	$27,332	$33,365	$29,374

	Successor	Predecessor
	September 8, 2015	December 30, 2014	December 31, 2013
Balance Sheet Data—Consolidated (in thousands):
Total current assets	$18,294	$18,439	$13,918
Total assets	700,420	550,034	556,735
Total current liabilities	50,130	48,367	42,002
Long-term debt, capital lease obligations and deemed landlord financing liabilities, excluding current portion, net	174,720	321,764	329,748
Total liabilities	338,234	468,630	466,837
Total shareholders’ equity	362,186	81,404	89,898
Total liabilities and shareholders’ equity	700,420	550,034	556,735

(1)	We use a 52- or 53-week fiscal year ending on the Tuesday closest to December 31. Fiscal year 2014, fiscal year 2013 and fiscal year 2012 ended on December 30, 2014, December 31, 2013 and January 1, 2013, respectively. In a 52-week fiscal year, the first, second and third quarters each include 12 weeks of operations and the fourth quarter includes 16 weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include 12 weeks of operations and the fourth quarter includes 17 weeks of operations. Approximately every six or seven years a 53-week fiscal year occurs. Fiscal year 2014, fiscal year 2013 and fiscal year 2012 were 52-week fiscal years.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the 36 week period ended September 8, 2015 are based on the historical financial statements of Del Taco Restaurants, Inc., prior to the business combination and Del Taco Holdings, Inc. (“DTH”), giving effect to the Merger (as defined below). Del Taco Restaurants, Inc. and DTH shall collectively be referred to in this section as the “Combined Company.” In this “Unaudited Pro Forma Condensed Combined Financial Information” section, with respect to periods prior to the Transactions (as defined below), we refer to Del Taco Restaurants, Inc. using the former name, Levy Acquisition Corp. or “LAC.”

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and for the 36 week period ended September 8, 2015 give pro forma effect to the Transactions as if they had occurred on January 1, 2014. An unaudited pro forma condensed combined balance sheet is not presented in this filing because Del Taco Restaurants, Inc. has already reflected the merger in its consolidated balance sheet as of September 8, 2015, which was included in its unaudited condensed consolidated financial statements as of and for the 36 week period ended September 8, 2015, and which is separately incorporated by reference into this prospectus.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 were derived from DTH’s audited consolidated statement of comprehensive loss for the 52 weeks ended December 30, 2014 and LAC’s audited statement of operations for the year ended December 31, 2014. The unaudited pro forma condensed statements of operations for the 36 week period ended September 8, 2015 were derived from DTH’s unaudited condensed consolidated financial statements for the 24 week period ended June 16, 2015, LAC’s unaudited financial statements for the 24 week period ended June 16, 2015, and Del Taco Restaurants, Inc.’s unaudited condensed consolidated financial statements for the 36 week period ended September 8, 2015.

On June 30, 2015, LAC and DTH consummated the previously announced business combination among LAC and DTH pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 12, 2015, by and among LAC, Levy Merger Sub, LLC (a newly formed wholly owned subsidiary of LAC) and DTH, providing for the merger (the “Merger”) of Levy Merger Sub, LLC with and into DTH, with DTH surviving the merger as a wholly owned subsidiary of LAC.

Concurrent with the execution of the Merger Agreement, Levy Epic Acquisition Company, LLC (“Levy Newco”), Levy Epic Acquisition Company II, LLC (“Levy Newco II” and with Levy Newco, the “Levy Newco Parties”), DTH and the DTH stockholders entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, Levy Newco Parties agreed to purchase 2,348,968 shares from DTH for $91.2 million in cash, and to purchase 740,564 shares directly from existing DTH shareholders for $28.8 million in cash (the “Initial Investment”). As a result of this Initial Investment, an aggregate of 3,089,532 shares of DTH were purchased by the Levy Newco Parties for total cash consideration of $120.0 million. Concurrent with the consummation of the Initial Investment, DTH increased its borrowing capacity under its existing term loan credit facility (the “2013 Term Loan”) by $25.1 million. Proceeds from the increased borrowings under the 2013 Term Loan, a $10.0 million drawdown under DTH’s $40.0 million revolving credit facility (the “2013 Revolver”, together with the 2013 Term Loan, the “2013 Senior Credit Facility”), and the $91.2 million received by DTH from the sale of DTH common stock to the Levy Newco Parties was used to fully repay the outstanding balance of DTH’s subordinated notes issued in May 2010 in the original principal amounts of $110 million (the “Company Sub Notes”) and $40 million (the “F&C RHC Sub Notes”), and pay approximately $15.7 million of transaction costs, which included $7.5 million of employee withholding taxes resulting from the acceleration of outstanding stock options and restricted stock units due to the change in control triggered by the Initial Investment. Employee equity redemptions were exchanged for such withholding taxes. The transactions described in this paragraph are hereafter collectively referred to as “Step 1.”

Also concurrent with Step 1, LAC entered into Common Stock Purchase Agreements pursuant to which certain investors acquired 3,500,000 shares of LAC’s common stock upon the closing of the Merger for total consideration of $35 million (the “Step 2 Investment”). The additional funds provided by these investors were used as additional cash consideration in the Merger.

The consideration for the Merger was provided by (1) the funds remaining in LAC’s trust account of $150 million, after Delaware franchise taxes, stockholder redemptions, and $10.2 million of expenses paid for by LAC, (2) the $35 million provided by the Step 2 Investment, and (3) shares of LAC’s common stock. The Levy Newco Parties received only stock merger consideration in the Merger. The common stock purchase agreements entered into in connection with the Step 2 Investment and the close of the Merger is hereafter referred to as “Step 2.” Step 1 and Step 2 are collectively referred to herein as the “Transactions.” As part of the Transactions, the name of LAC was changed to “Del Taco Restaurant, Inc.”

Step 2 is accounted for as a business combination under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations, or ASC 805. Pursuant to ASC 805, LAC has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•	LAC paid cash and equity consideration for all of the equity in DTH;

•	Investments by LAC and the Levy Newco Parties were considered to be multiple arrangements that should be treated as a single transaction for accounting purposes; and

•	The existing stockholders of LAC and the Levy Newco Parties retain relatively more voting rights in the Combined Company than the historical DTH stockholders.

DTH constitutes a business, with inputs, processes, and outputs. Accordingly, the acquisition of DTH constitutes the acquisition of a business for purposes of ASC 805, and due to the change in control from the Merger, is accounted for using the acquisition method.

The following summarizes the Merger Consideration paid to DTH stockholders (except for the Levy Newco Parties) (in thousands):

Cash consideration paid(1)	$105,164
Value of share consideration issued(2)	69,305
Fair value of equity interests acquired in Step 1(3)	120,000
Less: Step 2 transaction expenses paid by LAC(1)	(10,164)

Purchase consideration	$284,305

(1) Each issued and outstanding share of DTH stock held by DTH stockholders other than the Levy Newco Parties was converted into the right to receive the per share merger consideration, which equaled $38.84 per DTH share, payable in cash and LAC’s common stock. Cash consideration was paid with respect to all common stock of DTH except for shares held by the Levy Newco Parties. The aggregate amount of cash consideration paid to DTH stockholders was $95 million. Total cash consideration paid also included $10.2 million of expenses paid by LAC for the closing of Step 2.

(2) The stock merger consideration consists of LAC’s common stock issued to DTH stockholders as part of the merger consideration in exchange for shares of DTH common stock. LAC shares exchanged for the DTH shares held by the Levy Newco Parties are discussed in (3) below. The following summarizes the number of shares of LAC’s common stock issued to DTH stockholders other than the Levy Newco Parties:

(dollars in thousands, except share and per share amounts)
Number of shares issued	4,553,540
Value per share as of June 30, 2015	$15.22

Value of share consideration transferred	$69,305

(3) LAC exchanged its common stock for DTH shares held by the Levy Newco Parties acquired in Step 1. The Transactions were accounted for as related events transferring control of DTH to LAC through a minority investment in Step 1 and a controlling interest in Step 2. The Levy Newco Parties’ shares of DTH common stock were exchanged for shares of LAC’s common stock in the Merger, but represent a previously held equity interest in an acquired company. The previously held equity interest had the same value as its $120 million purchase price.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(dollars in thousands, except share and per share amounts)

	Historical		Reclassification Adjustments (i)	Pro Forma Adjustments	Notes		Twelve Months Ended December 31, 2014
	Twelve Months Ended December 31, 2014	52 Weeks Ended December 30, 2014
	LAC	Former Del Taco					Pro Forma Combined
Revenues:
Company restaurant sales	$—	$380,800	$—	$—			$380,800
Franchise revenue	—	12,973	—	—			12,973
Franchise sublease income	—	2,251	—	—			2,251

Total revenue	—	396,024	—	—			396,024
Operating expenses:
Restaurant operating expenses:
Food and paper costs	—	110,708	—	—			110,708
Labor and related expenses	—	116,920	—	—			116,920
Occupancy and other operating expenses	—	82,021	—	—			82,021
General and administrative	862	28,136	180	1,395	(a	)	30,573
Depreciation and amortization	—	18,752	—	1,151	(b	)	19,903
Occupancy and other-franchise subleases	—	2,145	—	—			2,145
Pre-opening costs	—	462	—	—			462
Transaction costs	536	—	(536)	—			—
Impairment of long-lived assets	—	9,617	—	—			9,617
Restaurant closure charges, net	—	82	—	—			82
(Gain) loss on disposal of assets	—	(151)	—	—			(151)

Total operating expenses	1,398	368,692	(356)	2,546			372,280
Operating income (loss)	(1,398)	27,332	356	(2,546)			23,744
Interest (income) expense	(62)	30,895	—	(14,923)	(c	)	15,910
Transaction-related costs	—	1,936	536	(2,472)	(e	)	—
Debt modification costs	—	1,241	—	—			1,241
Change in fair value of warrant liability	—	1,417	—	(1,417)	(f	)	—
State franchise taxes, other than income taxes	180	—	(180)	—			—

Total other expense	118	35,489	356	(18,812)			17,151
Income (loss) from operations before provision for income taxes	(1,516)	(8,157)	—	16,266			6,593
Provision for income taxes	9	1,098	—	5,693	(g	)	6,800

Net income (loss)	$(1,525)	$(9,255)	$—	$10,573			$(207)

Weighted average number of common shares outstanding, excludes shares subject to possible redemption
Basic	4,752,646						38,802,425
Diluted	4,752,646						38,802,425
Net income (loss) per common share, excludes shares subject to possible redemption
Basic	$(0.32)				(h	)	$(0.01)
Diluted	$(0.32)				(h	)	$(0.01)

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE 36 WEEK PERIOD ENDED SEPTEMBER 8, 2015

(dollars in thousands, except share and per share amounts)

	Historical				Reclassification Adjustments (i)	Pro Forma Adjustments	Notes		36 Weeks Ended September 8, 2015
	24 Weeks Ended June 16, 2015	2 Weeks Ended June 30, 2015	26 Weeks Ended June 30, 2015	10 Weeks Ended September 8, 2015
	LAC	LAC	Del Taco Holdings, Inc.	Del Taco Restaurants, Inc.					Pro Forma Combined
Revenues:
Company restaurant sales	$—	$—	200,676	78,874	$—	$—			$279,550
Franchise revenue	—	—	6,693	2,694	—	—			9,387
Franchise sublease income	—	—	1,183	467	—	—			1,650

Total revenue	—	—	208,552	82,035	—	—			290,587
Operating expenses:
Restaurant operating expenses:
Food and paper costs	—	—	57,447	22,567	—	—			80,014
Labor and related expenses	—	—	61,120	23,512	—	—			84,632
Occupancy and other operating expenses	—	—	43,611	17,024	—	—			60,635
General and administrative	812	18	14,850	5,824	91	439	(a	)	22,034
Depreciation and amortization	—	—	8,252	4,147	—	(465)	(b	)	11,934
Occupancy and other—franchise subleases	—	—	1,109	437	—	—			1,546
Pre-opening costs	—	—	276	41	—	—			317
Transaction costs	2,851	1,656	—	—	(4,507)	—			—
Restaurant closure charges, net	—	—	94	19	—	—			113
Gain/loss on disposal of assets	—	—	98	1	—	—			99

Total operating expenses	3,663	1,674	186,857	73,572	(4,416)	(26)			261,324
Operating income (loss)	(3,663)	(1,674)	21,695	8,463	4,416	26			29,263
Interest (income) expense	(8)	(1)	11,491	1,725	—	(2,877)	(c	)	10,330
Transaction reimbursement income	(536)	—	—	—	—	536	(d	)	—
Transaction-related costs	—	—	7,255	11,978	4,507	(23,740)	(e	)	—
Debt modification costs	—	—	139	78	—	—			217
Change in fair value of warrant liability	—	—	(35)	—	—	35	(f	)	—
State franchise taxes, other than income taxes	83	8	—	—	(91)	—			—

Total other expense	(461)	7	18,850	13,781	4,416	(26,046)			10,547
Income (loss) from operations before provision for income taxes	(3,202)	(1,681)	2,845	(5,318)	—	26,072			18,716
Provision for income taxes	11	—	740	(3,132)	—	9,125	(g	)	6,744

Net income (loss)	$(3,213)	$(1,681)	$2,105	$(2,186)	$—	$16,947			$11,972

Weighted average number of common shares outstanding, excludes shares subject to possible redemption
Basic	5,127,606								38,802,425
Diluted	5,127,606								42,041,742
Net loss per common share, excludes shares subject to possible redemption
Basic	$(0.63)						(h	)	$0.31
Diluted	$(0.63)						(h	)	$0.28

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

1. Description of the Merger and Basis of Presentation

Description of the Merger

On June 30, 2015, LAC and DTH consummated the previously announced business combination among LAC and DTH pursuant to the Merger Agreement, dated as of March 12, 2015, by and among LAC, Levy Merger Sub, LLC (a newly formed wholly owned subsidiary of LAC) and DTH, providing for the Merger of Merger Sub with and into DTH, with DTH surviving the merger as a wholly owned subsidiary of LAC. In connection with the Merger, the name of LAC was changed to “Del Taco Restaurants, Inc.”

Concurrent with executing the Merger Agreement, LAC entered into Common Stock Purchase Agreements pursuant to which certain investors acquired an additional 3,500,000 shares of LAC’s common stock for total consideration of $35 million in the Step 2 Investment. The $35 million of proceeds from the sale of LAC’s common stock pursuant to the Step 2 Investment is included in the cash merger consideration. The consideration for the Merger was provided by (1) the funds held in LAC’s trust account of $150 million, after Delaware franchise taxes, stockholder redemptions, and $10.2 million of expenses paid for by LAC, (2) the $35 million provided by the Step 2 Investment, and (3) shares of the LAC’s common stock. The Levy Newco Parties did not receive any cash merger consideration.

Basis of Presentation

The Transactions are accounted for as a business combination under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations, or ASC 805. Pursuant to ASC 805, LAC has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•	LAC pays cash and equity consideration for all of the equity in DTH;

•	Investments by LAC and the Levy Newco Parties were considered to be multiple arrangements that should be treated as a single transaction for accounting purposes; and

•	The existing stockholders of LAC and the Levy Newco Parties retain relatively more voting rights in the Combined Company than the historical DTH stockholders.

DTH constitutes a business, with inputs, processes, and outputs. Accordingly, the acquisition of DTH in Step 2 constitutes the acquisition of a business for purposes of ASC 805, and due to the change in control, is accounted for using the acquisition method.

Under the acquisition method, the acquisition-date fair value of the gross consideration paid by LAC to effect the Merger was allocated to the assets acquired and the liabilities assumed based on their estimated fair values, as described in Note 4 below. Management of DTH has made significant estimates and assumptions in determining the preliminary allocation of the gross consideration transferred in the unaudited pro forma condensed combined financial statements. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

Under ASC 805, acquisition-related costs (such as advisory, legal, valuation and other professional fees) that are non-recurring are expensed. LAC and DTH incurred total acquisition-related costs of $15.7 million in Step 1, which included $7.5 million of employee withholding taxes resulting from the acceleration of outstanding stock options and restricted stock units due to the change in control triggered by Step 1. Employee equity redemptions were exchanged for such withholding taxes. LAC and DTH incurred $10.2 million in Step 2.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the 36 week period ended September 8, 2015 give pro forma effect to the Merger as if it had occurred on January 1, 2014. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of the Combined Company and related adjustments.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Merger. Certain reclassification adjustments have been made in the unaudited pro forma condensed combined financial statements to conform LAC’s historical basis of presentation to that of the expected presentation of the Combined Company.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. In accordance with ASC 805, any subsequent changes to the allocation of consideration transferred that result in material changes to the consolidated financial statements during the measurement period will be adjusted retrospectively.

The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Merger taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the Combined Company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of LAC and DTH.

2. Accounting Policies

Upon consummation of the Merger, DTH adopted LAC’s accounting policies. LAC may identify differences between the accounting policies among the Combined Company that, when conformed, could have a material impact on the consolidated financial statements of the Combined Company.

3. Adjustments to Unaudited Pro Forma Combined Financial Statements

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations is not necessarily indicative of what the actual results of operations would have been had the Transactions taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the Combined Company. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of the Combined Company and should be read in conjunction with their historical financial statements.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) expected to have a continuing impact on the results of the Combined Company.

There were no significant intercompany balances or transactions between the Combined Company as of the dates and for the periods of these unaudited pro forma combined financial statements.

The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of LAC’s shares outstanding, assuming the transaction occurred on January 1, 2014.

The pro forma adjustments included in the unaudited pro forma condensed statement of operations for year ended December 31, 2014 and for the 36 week period ended September 8, 2015 are as follows:

(a)	Represents adjustment to record stock compensation expense in general and administrative expense for the grant of 150,000 restricted shares of Del Taco Restaurant, Inc. common stock as awards to employees of DTH following the Merger, subject to approval of the compensation committee.

(b)	Represents the sum of the adjustments to record elimination of historical depreciation expense and recognition of new depreciation expense based on the fair value of property and equipment on a straight-line basis from January 1, 2014 and to record elimination of historical amortization expense and to record straight line amortization expense related to identifiable definite lived intangible assets. The depreciation of property and equipment is based on the estimated remaining useful lives of the assets.

The net adjustment to depreciation and amortization is as follows:

Combined statement of operations adjustment (dollars in thousands):

	36 Week Period Ended September 8, 2015	Year Ended December 31, 2014
Calculation of depreciation adjustment:
Depreciation recognized in historical DTH statement of operations	$(9,800)	$(16,012)
Depreciation after fair value	9,906	18,493

Depreciation expense adjustment for the period	$106	$2,481
Calculation of amortization adjustment:
Amortization recognized in historical statement of operations	$(1,009)	$(1,997)
Amortization after fair value	438	667

Amortization expense adjustment for the period	$(571)	$(1,330)
Total net statement of operations adjustment for depreciation and amortization	$(465)	$1,151

For purposes of valuing the intangible assets, the income approach was primarily used. Specifically, the relief from royalty method was used to value the trademarks, and the excess earnings method under the income approach was used to value the favorable and unfavorable leaseholds and the franchise agreements. Additional information regarding the significant assumptions and inputs used to value intangible assets is included in Note 4 below.

(c)	Represents the reversal of historical interest expense of DTH and recognition of estimated interest expense with anticipated borrowings.

Interest expense adjustments

(dollars in thousands)	36 Week Period Ended September 8, 2015	Year Ended December 31, 2014
Reversal of Company Sub Notes and F&C RHC Sub Notes interest expense	$(3,160)	$(15,368)
Additional interest expense for $35.1 million borrowing on 2013 Senior Credit Facility	1,276	1,843
Reduction in interest expense for fair value adjustment to 2013 Term Loan	(993)	(1,398)

Pro forma interest expense adjustment	$(2,877)	$(14,923)

Pro forma debt from the 2013 Senior Credit Facility increased a total of approximately $35.1 million. On March 12, 2015, DTH satisfied the rating condition in its 2013 Senior Credit Facility resulting in a decrease in interest rates to LIBOR (not to be less than 1.00%) plus a margin of 4.25%. The interest rate of the 2013 Senior Credit Facility assumed in the calculation of pro forma interest expense was 5.25%. A sensitivity analysis on interest expense for the year ended December 31, 2014 has been performed to assess the effect of a change of 12.5 basis points to the hypothetical interest rate. The following table shows the change in interest expense for the increased borrowings.

Change in interest expense assuming (dollars in thousands)	36 Week Period Ended September 8, 2015	Year Ended December 31, 2014
Increase of 0.125%	$33	$44
Decrease of 0.125%	$(33)	$(44)

Pro forma interest expense related to the 2013 Term Loan reflects the increase in fair value of the 2013 Term Loan recorded in purchase accounting. Historical interest expense includes the amortization of an original issuance discount, which has been eliminated for pro forma purposes as the debt was recorded at fair value.

(d)	Represents adjustment to eliminate previously recorded transaction reimbursement income.

(e)	Represents adjustment to eliminate previously recorded transaction costs.

(f)	Represents adjustment to eliminate previously recorded change in warrant liability because DTH’s warrants were exchanged for DTH common stock in Step 1.

(g)	Represents adjustment to income tax expense as a result of the tax impact on the pro forma adjustments related to financing and purchase price allocation adjustments based on a statutory tax rate of 35% to compute the income tax expense related to each entity’s pro forma condensed combined statement of operations.

(dollars in thousands)	36 Week Period Ended September 8, 2015			Year Ended December 31, 2014
	LAC	DTH	Total	LAC	DTH	Total
Pro forma adjustments	$5,043	$21,029	$26,072	$536	$15,730	$16,266
Statutory rates	35%	35%		35%	35%

Tax impact	$1,765	$7,360	$9,125	$188	$5,505	$5,693

(h)	Basic and diluted net income per common share takes into consideration the pro forma weighted average shares outstanding calculated including the issuance of 3,500,000 shares in the Step 2 Investment, the share consideration transferred for the Merger and the redemption of 1,115 shares of common stock pursuant to the terms of LAC’s amended and restated certificate of incorporation. Diluted net income per common share also includes the exercise of the 12,250,000 warrants related to LAC’s initial public offering and the sale of the Private Placement Warrants as well as the grant of 150,000 restricted shares of Del Taco Restaurant, Inc. common stock to employees of DTH following the merger, assuming all shares were outstanding for the 36 week period ended September 8, 2015 and the year ended December 31, 2014.

(i)	Reflects the reclassification of LAC balances to conform to the expected presentation of the Combined Company.

4. Estimated Fair Value of Assets Acquired and Liabilities Assumed

LAC recorded a preliminary allocation of the purchase price to DTH’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair value as of the June 30, 2015 acquisition date. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates the actual amounts recorded for the acquisition may differ from the information presented.

Allocation of consideration

(dollars in thousands)
Cash and cash equivalents	$5,173
Accounts receivable and other receivables, net	3,228
Inventories	2,541
Prepaid expenses and other current assets	4,145

Total current assets	15,087
Property and equipment	106,461
Intangibles assets	250,490
Other assets	4,194

Total identifiable assets acquired	376,232
Accounts payable	(18,866)
Other accrued liabilities	(26,607)
Current portion of long-term debt, capital lease obligations and deemed landlord financing liabilities	(1,670)
Long-term debt	(246,562)
Deferred income taxes	(79,215)
Other long-term liabilities	(36,181)

Net identifiable liabilities acquired	(32,869)
Goodwill	317,174

Total gross consideration	$284,305

Details of acquired intangibles are as follows:

Intangible assets

(dollars in thousands)	Fair Value	Useful Life
Favorable leasehold interests and other intangible assets	$14,290	0.6 to 19 years
Trademarks	220,300	Indefinite
Franchise agreements	15,900	0.1 to 40 years

Total intangible assets	$250,490

Unfavorable leasehold interests	(23,652)	1.5 to 19 years

Total other non-current liabilities	$(23,652)

Weighted average life of definite-lived intangibles		11 years

Definite-lived intangible assets—Leasehold interests represent the fair values of acquired lease contracts having contractual rents that differ from fair market rents as of the acquisition date. Franchise rights represent the fair value of franchise contracts based on the projected royalty revenue stream.

All of the definite-lived intangible assets will be amortized on a straight-line basis over their estimated useful lives which LAC believes are the best representations of their expected impact on related cash flows. The estimated useful lives of leasehold interests and franchise agreements were based on the lesser of 19 years or the remaining terms of the respective lease or franchise agreements, including the inclusion of option renewal periods in the event that not exercising the option creates an economic penalty.

Combined Company management recorded above-market and below-market leasehold interests for acquired properties based on the present value of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease.

To estimate the fair value of the franchise agreements, the Combined Company management applied the income approach. The key inputs are: (i) the projected revenue and earnings generated by the asset; (ii) the expected life of the asset; (iii) a discount rate of 12.5% that reflects the level of risk associated with receiving future cash flow; and (iv) the effective tax rate. The estimated discount rate is what management of the Combined Company believes to be a reasonable.

Goodwill—Approximately $317.2 million has been allocated to goodwill. Goodwill represents the excess of the gross consideration transferred over the fair value of the underlying net tangible and identifiable definite-lived intangible assets acquired.

Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of the strong market position and future growth potential at DTH.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the Combined Company determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described our reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described in this prospectus supplement and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition and business operations. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements” below.

In addition, you should carefully consider the risks related to an investment in our common stock included below.

Risks Related to an Investment in Our Common Stock and this Offering

The price of our common stock may fluctuate significantly and you could lose all or part of your investment.

The market price of our common stock is volatile. Volatility in the market price of our common stock may prevent you from being able to sell your shares of common stock at or above the price you paid for them. The market price for our common stock could fluctuate significantly for a number of other reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	future announcements concerning our business or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government regulation;

•	consumer demand;

•	general market, economic and political conditions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival and departure of key personnel;

•	the volume of our securities available for public sale;

•	sales of common stock by us or members of our management team;

•	adverse resolution of new or pending litigation against us;

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events; and

•	material weaknesses in our internal controls over financial reporting.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies. The changes sometimes occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with the Company, and these fluctuations could materially reduce our share price.

We have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

We have no plans to pay regular dividends on our common stock. Any declaration and payment of future dividends to holders of our common stock will be at the sole discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant.

If we or our existing investors sell additional shares of our common stock after this offering, the market price of our common stock could decline.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

The selling stockholders, Levy Acquisition Sponsor, LLC, Levy Family Partners, LLC, our directors, our executive officers and certain stockholders of the Company who are party to a stockholders agreement have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for such capital stock, for 90 days from the date of the underwriting agreement without first obtaining the written consent of the underwriters or the Company, as the case may be, subject to certain exceptions. In addition, we entered into a stockholders agreement, under which we registered for resale under a shelf registration statement 36,443,163 shares, which consist of shares received by our stockholders in the Merger, shares held by Lawrence F. Levy, Steven C. Florsheim, Ari B. Levy, Levy Family Partners, LLC, the Steven Florsheim 2003 Investment Trust and the Ari Levy 2003 Investment Trust (collectively, the “Levy Family”), shares held by holders of Founder Shares and shares issuable upon conversion of our warrants. As a result of the shelf registration statement, large amounts of our stock may be sold in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our common stock.

Sales of substantial amounts of our common stock in the public market, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future.

In addition, as of October 19, 2015, 38,802,425 shares of our common stock were outstanding, 3,150,000 shares of our common stock were reserved for future issuance as of October 19, 2015 under our 2015 Omnibus Incentive Plan, 150,000 shares of unvested restricted stock as of October 19, 2015 have been granted to certain of our employees under our 2015 Omnibus Incentive Plan and 12,639,623 shares of our common stock were issuable upon exercise of outstanding warrants to purchase shares of our common stock at an exercise price of $11.50 per share. Sales of a substantial number of shares of our common stock following issuance under our 2015 Omnibus Incentive Plan or exercise of our outstanding warrants could cause the market price of our common stock to decline.

Anti-takeover provisions contained in our second amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our second amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•

the ability of our board of directors to determine whether to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at a special meeting of our stockholders;

•

the requirement that an annual meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	controlling the procedures for the conduct and scheduling of stockholder meetings;

•	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our board of directors.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our second amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our securities.

If securities analysts cease publishing research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock depends in part on the research and reports that third-party securities analysts publish about our company and our industry. One or more analysts could downgrade our common stock or issue other negative commentary about our company or our industry. In addition, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the trading price of our common stock could decline.

Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of equity securities, debt or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue debt securities, the debt holders could have rights senior to our common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, our existing stockholders may experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Specifically, forward-looking statements may include statements relating to:

•	our future financial performance;

•	changes in the markets in which we compete;

•	our expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the ability to maintain the listing of our common stock on NASDAQ;

•	consumer demand;

•	competition in our markets;

•	our ability to grow and manage growth profitably;

•	our ability to access additional capital;

•	changes in applicable laws or regulations;

•	labor shortages, labor disputes, increased labor costs, including increased labor costs resulting from minimum wage increases;

•	food safety and foodborne illness concerns;

•	adverse weather and other unforeseen conditions, especially in Southern California;

•	the inability to obtain franchisees;

•	our ability to attract and retain qualified personnel;

•	the inability to profitably expand into new markets;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this prospectus supplement, including those under “Risk Factors.”

There is no assurance that our expectations will be realized. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated, or projected. Such risks and uncertainties also include those set forth under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time. Except as required by law or regulation, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or for any other reason.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders pursuant to this prospectus supplement and the accompanying prospectus. However, we will pay the expense of registration of all of the shares that are offered pursuant to this prospectus supplement and the accompanying prospectus, including legal and accounting fees. We will not be responsible for any underwriting discounts or commissions associated with the sale of such shares. See “Selling Stockholders.”

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NASDAQ Capital Market and has been traded under the symbol “TACO” since April 28, 2015. Levy Acquisition Corp. consummated its initial public offering of units consisting of common stock and warrants on November 19, 2013. Separate trading of Levy Acquisition Corp.’s common stock began under the symbol “LEVY” on January 6, 2014 and continued until the symbol was changed to “TACO” on April 28, 2015. Prior to the initial public offering and the first separation of our units, there was no public market for our common stock. At the close of business on October 19, 2015, there were 83 holders of record of our shares of common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. The last reported sale price of our common stock on the NASDAQ Capital Market on October 23, 2015 was $12.76 per share.

The following table sets forth for the periods indicated the high and low reported sale prices per share for our common stock, as reported on the NASDAQ Capital Market:

	High	Low
2014(1)
First Quarter (from January 6, 2014)	$10.99	$9.01
Second Quarter	$9.95	$9.62
Third Quarter	$9.80	$9.60
Fourth Quarter	$9.88	$9.64

2015(2)
First Quarter	$11.48	$9.69
Second Quarter	$17.25	$11.05
Third Quarter	$16.48	$12.26
Fourth Quarter (through October 23, 2015)	$15.18	$12.52

(1)	Our fiscal year 2014 ended on December 31, 2014.
(2)	On June 3, 2015, we changed our fiscal year so that we now operate on a 52- or 53-week fiscal year ending on the Tuesday closest to December 31 for financial reporting purposes. Fiscal year 2015 will be a 52-week period. In a 52-week fiscal year, the first, second and third quarters each include 12 weeks of operations and the fourth quarter includes 16 weeks of operations. Fiscal 2015 commenced on December 31, 2014 and will end December 29, 2015. For fiscal 2015, the fiscal quarters are as follows:

First Fiscal Quarter 2015: December 31, 2014—March 24, 2015

Second Fiscal Quarter 2015: March 25, 2015—June 16, 2015

Third Fiscal Quarter 2015: June 17, 2015—September 8, 2015

Fourth Fiscal Quarter 2015: September 9, 2015—December 29, 2015

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date and do not currently contemplate or anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, capital requirements and general financial condition, and will be within the discretion of the board of directors at such time.

SELLING STOCKHOLDERS

The table below sets forth certain information with respect to the beneficial ownership of the shares of our common stock held by each of the selling stockholders as of October 19, 2015, the number of shares of common stock offered by each selling stockholder in this offering and the number of shares that will be beneficially owned by each selling stockholder following the offering assuming all the shares offered hereby are sold. Certain stockholders of the Company or their affiliates, including affiliates of Ari Levy and Lawrence Levy, Belfer Investment Partners L.P. and an affiliate of Eileen Aptman, have indicated an interest in purchasing shares of our common stock in this offering at the public offering price set forth on the cover of this prospectus supplement. Indications of interest are not binding agreements or commitments to purchase and the underwriters may determine to sell to these persons more or less shares in this offering than such persons request, or no shares, or such persons may determine to purchase more or less shares in this offering than they originally indicated, or no shares.

In the table below, the percentage of shares beneficially owned prior to and after consummation of the offering is based on 38,802,425 shares of our common stock outstanding as of October 19, 2015. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities.

				Shares Beneficially Owned After the Offering
	Shares Beneficially Owned Prior to the Offering		Shares Offered Hereby	Assuming the Underwriters’ Option is Not Exercised		Shares Offered in Underwriters’ Option	Assuming the Underwriters’ Option is Exercised in Full
Name	Number	%	Number	Number	%	Number	Number	%
Charlesbank Equity Fund V, Limited Partnership(1)	584,195	1.51%	507,996	76,199	*	76,199	0	—
CB Offshore Equity Fund V, LP(1)	82,210	*	71,487	10,723	*	10,723	0	—
Charlesbank Equity Coinvestment Fund V, Limited Partnership(1)	8,356	*	7,266	1,090	*	1,090	0	—
Charlesbank Coinvestment Partners, Limited Partnership(1)	896	*	779	117	*	117	0	—
GSMP 2006 Onshore US, Ltd.(2)	1,244,321	3.21%	1,082,018	162,303	*	162,303	0	—
GSMP 2006 Offshore US, Ltd.(2)	854,181	2.20%	742,766	111,415	*	111,415	0	—
GSMP 2006 Institutional US, Ltd.(2)	168,452	*	146,480	21,972	*	21,972	0	—
Green Equity Investors IV, L.P.(3)	933,088	2.40%	811,381	121,707	*	121,707	0	—
SAG Brands Coinvest, LLC(3)	2,119	*	1,843	276	*	276	0	—

(*)	Represents less than 1%.
(1)

Charlesbank Capital Partners, LLC (“Charlesbank”) is the general partner of Charlesbank Equity Fund V GP, Limited Partnership (“Charlesbank GP”), which is the general partner of Charlesbank Equity Fund V, Limited Partnership (“Fund V”), CB Offshore Equity Fund V, LP (“Offshore V”) and Charlesbank Equity Coinvestment Fund V, Limited Partnership (“Coinvestment V”). Charlesbank is also the general partner of Charlesbank Coinvestment Partners, Limited Partnership. Charlesbank and Charlesbank GP may be deemed to have shared voting and investment power with respect to the shares of our Common Stock held by Fund V, Offshore V, Coinvestment V and Coinvestment Partners (collectively the “Charlesbank Funds”), as applicable. Each of Samuel P. Bartlett, Jon M. Biotti, J. Ryan Carroll, Michael W. Choe, Kim G. Davis, Michael R. Eisenson, Joshua A. Klevens, Andrew S. Janower, Tim R. Palmer and Brandon C. White, each a Managing Director of Charlesbank and each a member of Charlesbank’s Investment Committee, share investment and voting control over the Charlesbank Funds. Each of the Managing Directors disclaims beneficial ownership of the shares of our Common Stock held by the Charlesbank Funds except the extent of his pecuniary interest therein. The address for the Charlesbank entities is 200 Clarendon Street, Floor 54, Boston, Massachusetts 02116.

(2)

GSMP 2006 Onshore US, Ltd., GSMP 2006 Offshore US, Ltd. and GSMP 2006 Institutional US, Ltd. (collectively, the “GS Entities”), of which affiliates of The Goldman Sachs Group, Inc. (“GSG”), are the investment manager, share voting and investment power with certain of their respective affiliates. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of GSG. GSG and Goldman, Sachs & Co. each disclaim beneficial ownership of the shares held directly or indirectly by the GS Entities, except to the extent of its pecuniary interest therein, if any. The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of their respective affiliates. GSG and Goldman, Sachs & Co. each disclaim beneficial ownership of the shares held directly or indirectly by the GS Entities, except to the extent of their pecuniary interest therein, if any. The business address of the GS Entities, GSG and Goldman, Sachs & Co. is c/o The Goldman Sachs Group, 200 West Street, New York, New York 10282.

(3)

Voting and investment power with respect to the shares of our common stock held by Green Equity Investors IV, L.P. (“Green”), and SAG Brands Coinvest, LLC (“SAG” and, together with Green, the “LGP Funds”), may be deemed to be shared by certain affiliated entities. GEI Capital IV, LLC (“GEIC”), a Delaware limited liability company, is the general partner of Green. Green IV Holdings, LLC (“Holdings”), a Delaware limited liability company, is a limited partner of Green. Leonard Green & Partners, L.P. (“LGP”), a Delaware limited partnership, is the manager of Green and Peridot Coinvest Manager LLC (“Peridot”), a Delaware limited liability company, and is an affiliate of GEIC and Holdings. LGP Management, Inc. (“LGPM”), a Delaware corporation, is the general partner of LGP. Peridot is the manager of LGP Associates I LLC (“Associates I”), a Delaware limited liability company. Associates I is the manager of SAG. GEIC, as the general partner of Green, Holdings, as a limited partner of Green, LGP, as the manager of Green and Peridot, LGPM, as the general partner of LGP, Peridot, as the manager of Associates I, and Associates I, as the manager of SAG, either directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to share voting and investment power with respect to the shares of our common stock held by the LGP Funds. As such, GEIC, Holdings, LGP, Peridot, LGPM, and Associates I may be deemed to have indirect beneficial ownership of shares of our common stock held by the LGP Funds. Each of GEIC, Holdings, LGP, Peridot, LGPM and Associates I disclaims such shared beneficial ownership of the shares of our common stock held by the LGP Funds, except to the extent of its pecuniary interest therein. Each of Messrs. John G. Danhakl, Peter J. Nolan, Jonathan D. Sokoloff, Jonathan A. Seiffer, John M. Baumer, Timothy J. Flynn, James D. Halper, Todd M. Purdy, Michael S. Solomon, and W. Christian McCollum (collectively, the “Partners”) either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control LGP. As such, the Partners may be deemed to have shared voting and investment power with respect to the shares of our common stock held by the LGP Funds. Each of the Partners disclaims such beneficial ownership of the shares of our common stock held by the LGP Funds, except to the extent of his pecuniary interest therein. Each of the LGP Funds’ business address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is being sold pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus supplement. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an entity or arrangement treated as a partnership;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

•

a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

•	a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including shareholders of a controlled foreign corporation or passive foreign investment company that holds our common stock.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions on Our Common Stock

As discussed above under the heading “Dividend Policy,” we have not paid any cash dividends on our common stock to date and do not currently contemplate or anticipate declaring any dividends in the foreseeable future. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “Dispositions of Our Common Stock”.

Distributions on our common stock that are treated as dividends, and that are not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, generally will be subject to withholding of U.S. federal income tax at a rate of 30%. A Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock.

Distributions on our common stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless the Non-U.S. Holder is eligible for and properly claims the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, in which case the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence). Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the withholding of U.S. federal income tax discussed above if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits” tax at a 30% rate (or a lower rate if the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, subject to certain adjustments.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA Withholding”.

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on any sales or other dispositions of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

•

the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident of the United States under the Code; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA Withholding”.

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 28%) will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder payments of dividends on our common stock and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or agreement.

The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) after December 31, 2016, the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING

Citigroup Global Markets Inc. is acting as book-running manager and representative of each of the underwriters named below. Piper Jaffray & Co is also a book-running manager. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and the selling stockholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Piper Jaffray & Co.

Total

Certain stockholders of the Company or their affiliates, including affiliates of Ari Levy and Lawrence Levy, Belfer Investment Partners L.P. and an affiliate of Eileen Aptman, have indicated an interest in purchasing shares of our common stock in this offering at the public offering price set forth on the cover of this prospectus supplement. Indications of interest are not binding agreements or commitments to purchase and the underwriters may determine to sell to these persons more or less shares in this offering than such persons request, or no shares, or such persons may determine to purchase more or less shares in this offering than they originally indicated, or no shares.

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to             additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers and directors, the selling stockholders and our certain of other stockholders have agreed that, for a period of 90 days from the date of the underwriting agreement, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on the NASDAQ Capital Market under the symbol “TACO.”

The following table shows the underwriting discounts and commissions that the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by Selling Stockholders
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate the total expenses of this offering to be approximately $    , all of which will be paid by us. We have also agreed to reimburse the underwriters for reasonable fees and expenses of counsel relating to filings required to be made with the Financial Industry Regulatory Authority.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

¡	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ underwriters’ option to purchase additional shares.

¡	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

¡

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

¡

To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Capital Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the shares on the NASDAQ Capital Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the NASDAQ Capital Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 (as amended, the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Conflicts of Interests

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common shares has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the common shares for resale in Australia within 12 months of the common shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

LEGAL MATTERS

Certain legal matters will be passed upon for the Company by McDermott Will & Emery LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Irvine, California.

EXPERTS

The audited financial statements of Levy Acquisition Corp. as of December 31, 2014, and for the year then ended, incorporated by reference into this prospectus supplement, have been so included in reliance on a report of KPMG, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm, as experts in auditing and accounting. The audited financial statements of Levy Acquisition Corp. as of December 31, 2013, and for the period from August 9, 2013 (inception) through December 31, 2013, incorporated by reference into this prospectus supplement, have been so included in reliance on a report of Rothstein Kass, an independent registered public accounting firm, incorporated herein by reference, as experts in auditing and accounting.

The consolidated financial statements of DTH at December 30, 2014 and December 31, 2013, and for each of the fifty-two week periods ended December 30, 2014, December 31, 2013 and January 1, 2013, incorporated by reference into this prospectus supplement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus supplement. This prospectus supplement is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Our SEC filings are also available free of charge on our website at http://www.deltaco.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement or the registration statement of which this prospectus supplement forms a part, and you should not rely on any such information in making your investment decision.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information superseded by information that is included directly in this prospectus supplement or incorporated by reference subsequent to the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 16, 2015 and September 8, 2015.

•

Our Current Reports on Form 8-K filed with the SEC on March 12, 2015 (Items 1.01, 3.02 and Exhibits 2.1, 10.1, 10.2 and 10.3 only), May 27, 2015, June 8, 2015, June 12, 2015, June 30, 2015, July 2, 2015, July 27, 2015 (Item 8.01 and Exhibit 99.1 only), August 7, 2015 and August 20, 2015 and our Current Report on Form 8-K/A dated July 2, 2015.

•	Our definitive proxy statement filed with the SEC on June 11, 2015.

•

The description of our common stock contained in our Registration Statement on Form S-1 (File No. 333-191587), initially filed with the SEC on October 7, 2013, as may be subsequently amended from time to time, which description has been incorporated by reference in Item 1 of our Registration Statement on Form 8-A (File No. 001-36197) filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, on November 13, 2013, and any amendment or report updating that description.

•

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus supplement and prior to the date on which all the securities to which this prospectus supplement relates have been sold or the offering under this prospectus supplement is otherwise terminated (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement; provided, however, that, notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement. You may request a copy of these filings, at no cost, by writing or telephoning our investor relations representative at the following address:

ICR, Inc.

Attention: Raphael Gross

761 Main Avenue

Norwalk, CT 06851

203-682-8253

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

PROSPECTUS

36,443,163 Shares

Del Taco Restaurants, Inc.

Common Stock

The selling stockholders named in this prospectus may offer and sell from time to time up to 28,943,163 shares of our common stock covered by this prospectus, including shares issuable upon exercise of warrants held by certain of the selling stockholders. In addition, this prospectus relates to the issuance by us of up 7,500,000 shares of our common stock that are issuable upon the exercise of warrants exercisable for shares of our common stock at an exercise price of $11.50 per share that were issued in our initial public offering pursuant to a prospectus dated November 13, 2013 (the “Public Warrants”).

We will not receive any of the proceeds except with respect to the amounts received by us due to the exercise of warrants, but we will incur expenses in connection with the offering.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 35.

Our common stock is traded on The Nasdaq Capital Market under the symbol “TACO.” On July 1, 2015, the last reported sale price of our common stock on The Nasdaq Capital Market was $15.61 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2015.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. The selling stockholders may use the shelf registration statement to sell up to an aggregate of 36,443,163 shares of our common stock from time to time through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale of common stock by the selling stockholders. The selling stockholders will deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Neither we, the selling stockholders nor any underwriter has authorized anyone to provide information different from that contained in this prospectus and the documents incorporated by reference herein.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock.

This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

Unless the context indicates otherwise, the terms “Del Taco,” “Company,” “we,” “us,” and “our” refer to Del Taco Restaurants, Inc., a Delaware corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Specifically, forward-looking statements may include statements relating to:

•	our future financial performance;

•	changes in the markets in which we compete;

•	our expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the ability to maintain the listing of our common stock on Nasdaq;

•	consumer demand;

•	competition in our markets;

•	our ability to grow and manage growth profitably;

•	our ability to access additional capital;

•	changes in applicable laws or regulations;

•	the inability to obtain franchisees;

•	our ability to attract and retain qualified personnel;

•	the inability to profitably expand into new markets;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

There is no assurance that our expectations will be realized. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated, or projected. Such risks and uncertainties also include those set forth under “Risk Factors” herein and in the documents incorporated by reference herein. Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time. Except as required by law or regulation, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or for any other reason.

INFORMATION ABOUT THE COMPANY

Background

Levy Acquisition Corp. was incorporated in the State of Delaware on August 2, 2013, a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On June 30, 2015 (the “Closing Date”), Levy Acquisition Corp. consummated a business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 12, 2015, by and among Levy Acquisition Corp., Levy Merger Sub, LLC, Levy Acquisition Corp.’s wholly-owned subsidiary (“Merger Sub”), and Del Taco Holdings, Inc., providing for the merger (the “Merger”) of Merger Sub with and into Del Taco Holdings, Inc., with Del Taco Holdings, Inc. surviving the Merger as a wholly-owned subsidiary of the Company. As part of the Business Combination, the name of Levy Acquisition Corp. was changed to “Del Taco Restaurants, Inc.”

Business

We are a nationwide operator and franchisor of restaurants featuring fresh and fast made-to-order cuisine, including both Mexican inspired and American classic dishes. We are the second largest Mexican quick service restaurant (“QSR”) by units with 547 Del Taco restaurants, a majority of these in the Pacific Southwest. We serve our customers high-quality food typical of fast casual restaurants but with the speed, convenience and value associated with traditional QSRs. With attributes of both a fast casual restaurant and a QSR, we occupy a place in the restaurant market distinct from our competitors. Our food is prepared in working kitchens where our customers see cooks grilling marinated chicken, chopping tomatoes and cilantro for salsa, grating cheddar cheese and slow cooking whole pinto beans. We are poised for growth, operating within the fastest growing segment of the restaurant industry, the limited service restaurant (“LSR”) segment. With an average check of $6.49, we offer a compelling value proposition relative to both QSR and fast casual peers.

Company Information

Our principal executive offices are located at 25521 Commercentre Drive, Lake Forest, CA 92630, and our telephone number is (949) 462-9300. Our website address is www.deltaco.com. The information found on our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus.

Risks Related to Our Business and Industry

Our growth strategy depends in part on opening new restaurants in existing and new markets and expanding our franchise system. We may be unsuccessful in opening new company-operated or franchised restaurants or establishing new markets, which could adversely affect our growth.

One of the key means to achieving our growth strategy will be through opening new restaurants and operating those restaurants on a profitable basis. We opened five new restaurants in 2014 and plan to open an estimated six to eight new company owned restaurants in 2015. Our franchisees opened six new restaurants in 2014 and plan to open seven to nine restaurants in 2015. Our ability to open new restaurants is dependent upon a number of factors, many of which are beyond our control, including our or our franchisees’ ability to:

•	identify available and suitable restaurant sites;

•	compete for restaurant sites;

•	identify, hire and train employees;

•	reach acceptable agreements regarding the lease or purchase of locations;

•	obtain or have available the financing required to acquire and operate a restaurant, including construction and opening costs, and managing such costs;

•	respond to unforeseen engineering or environmental problems with leased premises;

•	avoid the impact of inclement weather, natural disasters and other calamities;

•	hire, train and retain the skilled management and other employees necessary to meet staffing needs;

•	obtain, in a timely manner and for an acceptable cost, required licenses, permits and regulatory approvals and respond effectively to any changes in local, state or federal law and regulations that adversely affect our and our franchisees’ costs or ability to open new restaurants; and

•	control construction and equipment cost increases for new restaurants.

There is no guarantee that a sufficient number of suitable restaurant sites will be available in desirable areas or on terms that are acceptable to us or our franchisees in order to achieve our growth plan. If we are unable to open new restaurants or sign new franchisees, or if restaurant openings are significantly delayed, our earnings or revenue growth could be adversely affected and our business negatively affected as we expect a portion of our growth to come from new locations.

As part of our longer term growth strategy, we may enter into geographic markets in which we have little or no prior operating or franchising experience through company-owned restaurant growth and through franchise development agreements. The challenges of entering new markets include: difficulties in hiring experienced personnel; unfamiliarity with local real estate markets and demographics; consumer unfamiliarity with our brand; and different competitive and economic conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than in our existing markets. Consumer recognition of our brand has been important in the success of company-operated and franchised restaurants in our existing markets. In addition, restaurants that we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than restaurants we open in existing markets, thereby affecting our overall profitability. Any failure on our part to recognize or respond to these challenges may adversely affect the success of any new restaurants. Expanding our franchise system could require the implementation, expense and successful management of enhanced business support systems, management information systems and financial controls as well as additional staffing, franchise support and capital expenditures and working capital.

Our progress in opening new restaurants from quarter to quarter may occur at an uneven rate. If we do not open new restaurants in the future according to our current plans, the delay could have a material adverse effect on our business, financial condition and results of operations.

Due to brand recognition and logistical synergies, as part of our growth strategy, we also intend to open new restaurants in areas where we have existing restaurants. The operating results and comparable restaurant sales for our restaurants could be adversely affected due to close proximity with our other restaurants and market saturation.

We may not be able to compete successfully with other quick service and fast casual restaurants. Intense competition in the restaurant industry could make it more difficult to expand our business and could also have a negative impact on our operating results if customers favor our competitors or we are forced to change our pricing and other marketing strategies.

We face significant competition from restaurants in the quick service and fast casual dining segments of the restaurant industry. In addition, the Southern California and Las Vegas regions, the primary markets in which we compete, consist of very competitive Mexican-inspired quick service and fast casual markets. We expect competition in these markets and each of our other markets to continue to be intense because consumer trends are favoring limited service restaurants that offer healthier menu items made with better quality products and many limited service restaurants are responding to these trends. Competition in our industry is primarily based on price, convenience, quality of service, brand recognition, restaurant location and type and quality of food. If our company-operated and franchised restaurants cannot compete successfully with other quick service and fast casual restaurants in new and existing markets, we could lose customers and our revenue could decline.

Our company-owned and franchised restaurants compete with national and regional quick service and fast casual restaurant chains for customers, restaurant locations and qualified management and other staff. Many of our competitors have existed longer and have a more established market presence with substantially greater financial, marketing, personnel and other resources than we do. Among our competitors are a number of multi-unit, multi-market, fast casual restaurant concepts, some of which are expanding nationally. As we expand, we will face competition from these restaurant concepts as well as new competitors that strive to compete with our market segments. These competitors may have, among other things, lower operating costs, better locations, better facilities, better management, more effective marketing and more efficient operations. Additionally, we face the risk that new or existing competitors will copy our business model, menu options, presentation or ambience, among other things.

Any inability to successfully compete with the restaurants in our markets will place downward pressure on our customer traffic and may prevent us from increasing or sustaining our revenue and profitability. Consumer tastes, nutritional and dietary trends, traffic patterns and the type, number and location of competing restaurants often affect the restaurant business, and our competitors may react more efficiently and effectively to those conditions. In addition, many of our traditional fast food restaurant competitors offer lower-priced menu options or meal packages, or have loyalty programs. Our sales could decline due to changes in popular tastes, “fad” food regimens, such as low carbohydrate diets, and media attention on new restaurants. If we are unable to continue to compete effectively, our traffic, sales and restaurant contribution could decline which would have a material adverse effect on our business, financial condition and results of operations.

New restaurants, once opened, may not be profitable, and the increases in average restaurant revenue and comparable restaurant sales that we have experienced in the past may not be indicative of future results.

Some of our restaurants open with an initial start-up period of higher than normal sales volumes, which subsequently decrease to stabilized levels. Typically, our new restaurants have stabilized sales after approximately

26 to 52 weeks of operation, at which time the restaurant’s sales typically begin to grow on a consistent basis. However, we cannot assure you that this will occur for future restaurant openings. In new markets, the length of time before average sales for new restaurants stabilize is less predictable and can be longer as a result of our limited knowledge of these markets and consumers’ limited awareness of our brand. In addition, our average restaurant revenue and comparable restaurant sales may not increase at the rates achieved over the past several years. Our ability to operate new restaurants profitably and increase average restaurant revenue and comparable restaurant sales will depend on many factors, some of which are beyond our control, including:

•	consumer awareness and understanding of our brand;

•	general economic conditions, which can affect restaurant traffic, local labor costs and the prices that we pay for the food products and other supplies that we use;

•	changes in consumer preferences and discretionary spending;

•	difficulties obtaining or maintaining adequate relationships with distributors or suppliers in new markets;

•	increases in prices for commodities, including beef and other proteins;

•	inefficiency in our labor costs as the staff gains experience;

•	competition, either from our competitors in the restaurant industry or our own restaurants;

•	temporary and permanent site characteristics of new restaurants;

•	changes in government regulation; and

•	other unanticipated increases in costs, any of which could give rise to delays or cost overruns.

If our new restaurants do not perform as planned, our business and future prospects could be harmed. In addition, an inability to achieve our expected average restaurant revenue would have a material adverse effect on our business, financial condition and results of operations.

Our sales growth and ability to achieve profitability could be adversely affected if comparable restaurant sales are less than we expect.

The level of comparable restaurant sales, which reflect the change in year-over-year sales for restaurants in the accounting period following 18 months of operations, will affect our sales growth and will continue to be a critical factor affecting our ability to generate profits because the profit margin on comparable restaurant sales is generally higher than the profit margin on new restaurant sales. Our ability to increase comparable restaurant sales depends in part on our ability to successfully implement our initiatives to build sales. It is possible that such initiatives will not be successful, that we will not achieve our target comparable restaurant sales growth or that the change in comparable restaurant sales could be negative, which may cause a decrease in sales growth and ability to achieve profitability that would have a material adverse effect on our business, financial condition and results of operations.

Our long-term success depends in part on our ability to effectively identify and secure appropriate sites for new restaurants.

We intend to develop new restaurants in our existing markets, expand our footprint into adjacent markets and selectively enter into new markets. In order to build new restaurants, we must first identify markets where we can enter or expand our footprint, taking into account numerous factors, including the location of our current restaurants, local economic trends, population density, area demographics and geography. Then, we must secure appropriate restaurant sites, which is one of our biggest challenges. There are numerous factors involved in identifying and securing an appropriate restaurant site, including:

•	evaluating size of the site, traffic patterns, local retail and business attractions and infrastructure that will drive high levels of customer traffic and sales;

•	competition in new markets, including competition for restaurant sites;

•	financial conditions affecting developers and potential landlords, such as the effects of macro-economic conditions and the credit market, which could lead to these parties delaying or canceling development projects (or renovations of existing projects), in turn reducing the number of appropriate restaurant sites available;

•	developers and potential landlords obtaining licenses or permits for development projects on a timely basis;

•	proximity of potential restaurant sites to existing restaurants;

•	anticipated commercial, residential and infrastructure development near the potential restaurant site; and

•	availability of acceptable lease terms and arrangements.

Given the numerous factors involved, we may not be able to successfully identify and secure attractive restaurant sites in existing, adjacent or new markets, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in food and supply costs or failure to receive frequent deliveries of food ingredients and other supplies could have an adverse effect on our business, financial condition and results of operations.

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs, and our ability to maintain our menu depends in part on our ability to acquire ingredients that meet specifications from reliable suppliers. Shortages or interruptions in the availability of certain supplies caused by unanticipated demand, problems in production or distribution, food contamination, inclement weather or other conditions could adversely affect the availability, quality and cost of our ingredients, which could harm our operations. Any increase in the prices of the food products most critical to our menu, such as beef, chicken, fresh produce, soybean oil and other proteins, could have a material adverse effect on our results of operations. Particularly, the cost of ground beef, our largest commodity expenditure and the only commodity that accounts for more than 10% of our total food and paper costs, has increased significantly over the past year as a result of a reduction in the U.S. cattle supply, a trend which we expect to continue for several years, coupled with an increase in world demand for beef. We currently purchase beef with fixed pricing contracts to reduce our exposure to potential price fluctuations. The market for beef is particularly volatile and is subject to extreme price fluctuations due to seasonal shifts, climate conditions, the price of feed, industry demand, energy demand, relative strength of the U.S. dollar and other factors. Although we try to manage the impact that these fluctuations have on our operating results, we remain susceptible to increases in food costs as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, generalized infectious diseases, product recalls and government regulations. Therefore, material increases in the prices of the ingredients most critical to our menu, particularly ground beef, could adversely affect our operating results or cause us to consider changes to our product delivery strategy and adjustments to our menu pricing.

If any of our distributors or suppliers perform inadequately, or our distribution or supply relationships are disrupted for any reason, there could be a material adverse effect on our business, financial condition, results of operations or cash flows. Although we often enter into contracts for the purchase of food products and supplies, we do not have long-term contracts for the purchase of all such food products and supplies. As a result, we may not be able to anticipate or react to changing food costs by adjusting our purchasing practices or menu prices, which could cause our operating results to deteriorate. If we cannot replace or engage distributors or suppliers who meet our specifications in a short period of time, that could increase our expenses and cause shortages of food and other items at our restaurants, which could cause a restaurant to remove items from its menu. If that were to happen, affected restaurants could experience significant reductions in sales during the shortage or thereafter, if customers change their dining habits as a result. In addition, although we provide modestly priced food, we may choose not to, or may be unable to, pass along commodity price increases to consumers, including price increases with respect to ground beef. These potential changes in food and supply costs could have a material adverse effect on our business, financial condition and results of operations.

Failure to manage our growth effectively could harm our business and operating results.

A portion of our growth plan includes opening new restaurants. If our expansion is accelerated greatly, our existing restaurant management systems, financial and management controls and information systems may be inadequate to support our planned expansion. Managing any such growth effectively will require us to continue to enhance these systems, procedures and controls and to hire, train and retain managers and team members. We may not respond quickly enough to the changing demands that our expansion will impose on our management, restaurant teams and existing infrastructure, which could harm our business, financial condition and results of operations.

Opening new restaurants in existing markets may negatively impact sales at our existing restaurants.

The consumer target area of our restaurants varies by location, depending on a number of factors, including population density, other local retail and business attractions, area demographics and geography. As a result, the opening of a new restaurant in or near markets in which we already have restaurants could adversely impact sales at these existing restaurants. Existing restaurants could also make it more difficult to build our consumer base for a new restaurant in the same market. Our core business strategy does not entail opening new restaurants that we believe will materially affect sales at our existing restaurants, but we may selectively open new restaurants in and around areas of existing restaurants that are operating at or near capacity to effectively serve our customers.

Negative publicity relating to one of our restaurants, including one of our franchised restaurants, could reduce sales at some or all of our other restaurants.

Our success is dependent in part upon our ability to maintain and enhance the value of our brand, consumers’ connection to our brand and positive relationships with our franchisees. We may, from time to time, be faced with negative publicity relating to food quality, public health concerns, restaurant facilities, customer complaints or litigation alleging illness or injury, health inspection scores, integrity of our or our suppliers’ food processing, employee relationships or other matters, regardless of whether the allegations are valid or whether we are held to be responsible. The negative impact of adverse publicity relating to one restaurant may extend far beyond the restaurant or franchise involved to affect some or all of our other restaurants. The risk of negative publicity is particularly great with respect to our franchised restaurants because we are limited in the manner in which we can regulate them, especially on a real-time basis. The considerable expansion in the use of social media over recent years can further amplify any negative publicity that could be generated by such incidents.

Additionally, employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. A significant increase in the number of these claims or an increase in the number of successful claims would have a material adverse effect on our business, financial condition and results of operations. Consumer demand for our products and our brand’s value could diminish significantly if any such incidents or other matters create negative publicity or otherwise erode consumer confidence in us or our products, which would likely result in lower sales and could have a material adverse effect on our business, financial condition and results of operations.

Our expansion into new markets may present increased risks.

We may open restaurants in markets where we have little or no operating experience. Restaurants that we open in any new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than restaurants we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision, passion and culture. We may also incur higher costs from entering new markets if, for example, we assign regional managers to manage comparatively fewer restaurants than in more developed markets. As a result, these new restaurants may be less successful or may achieve average unit volume at a slower rate. We may not be able to successfully develop critical market presence for our brand in new geographical markets, as we may be unable to find and secure attractive locations, build name recognition or attract new customers. Inability to fully implement or failure to successfully execute our plans to enter new markets could have a material adverse effect on our business, financial condition and results of operations.

Governmental regulation may adversely affect our ability to open new restaurants or otherwise adversely affect our business, financial condition and results of operations.

We are subject to various federal, state and local regulations, including those relating to building and zoning requirements and those relating to the preparation and sale of food. The development and operation of restaurants depends to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations and requirements. Our restaurants are also subject to state and local licensing and regulation by health, sanitation, food and occupational safety and other agencies. We may experience material difficulties or failures in obtaining the necessary licenses, approvals or permits for our restaurants, which could delay planned restaurant openings or affect the operations at our existing restaurants. In addition, stringent and varied requirements of local regulators with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations.

We are subject to the U.S. Americans with Disabilities Act (the “ADA”) and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas, including our restaurants. We may in the future have to modify restaurants by adding access ramps or redesigning certain architectural fixtures, for example, to provide service to or make reasonable accommodations for disabled persons. The expenses associated with these modifications could be material.

Our operations are also subject to the U.S. Occupational Safety and Health Act, which governs worker health and safety, the U.S. Fair Labor Standards Act, which governs such matters as minimum wages and overtime, and a variety of similar federal, state and local laws that govern these and other employment law matters. We and our franchisees may also be subject to lawsuits from employees, the U.S. Equal Employment Opportunity Commission or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters, and we have been a party to such matters in the past. In addition, federal, state and local proposals related to paid sick leave or similar matters could, if implemented, have a material adverse effect on our business, financial condition and results of operations.

There is also a potential for increased regulation of certain food establishments in the United States, where compliance with a Hazard Analysis and Critical Control Points (“HACCP”) approach would be required. HACCP refers to a management system in which food safety is addressed through the analysis and control of potential hazards from production, procurement and handling, to manufacturing, distribution and consumption of the finished product. Many states have required restaurants to develop and implement HACCP Systems, and the United States government continues to expand the sectors of the food industry that must adopt and implement HACCP programs. For example, the Food Safety Modernization Act (the “FSMA”), signed into law in January 2011, granted the U.S. Food and Drug Administration (the “FDA”) authority regarding the safety of the entire food system, including through increased inspections and mandatory food recalls. Although restaurants are specifically exempted from or not directly implicated by some of these relatively new requirements, we anticipate that the requirements may impact our industry. Additionally, our suppliers may initiate or otherwise be subject to food recalls that may impact the availability of certain products, result in adverse publicity or require us to take actions that could be costly for us or otherwise impact our business.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and, therefore, have an adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. In addition, certain laws, including the ADA, could require us to expend significant funds to make modifications to our restaurants if we failed to comply with applicable standards. Compliance with the aforementioned laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings, which could have a material adverse effect on our business, financial condition and results of operations.

Food safety and foodborne illness concerns could have an adverse effect on our business.

We cannot guarantee that our internal controls and training will be fully effective in preventing all food safety issues at our restaurants, including any occurrences of foodborne illnesses such as salmonella, E. coli and hepatitis A. In addition, there is no guarantee that our franchise restaurants will maintain the high levels of internal controls and training we require at our company-owned restaurants. Furthermore, we and our franchisees rely on third-party vendors, making it difficult to monitor food safety compliance and increasing the risk that foodborne illness would affect multiple locations rather than a single restaurant. Some foodborne illness incidents could be caused by third-party vendors and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of foodborne illness in any of our restaurants or markets or related to food products we sell could negatively affect our restaurant revenue nationwide if highly publicized on national media outlets or through social media. This risk exists even if it were later determined that the illness was wrongly attributed to us or one of our restaurants. A number of other restaurant chains have experienced incidents related to foodborne illnesses that have had a material adverse effect on their operations. The occurrence of a similar incident at one or more of our restaurants, or negative publicity or public speculation about an incident, could have a material adverse effect on our business, financial condition and results of operations.

We could be party to litigation that could distract management, increase our expenses or subject us to material monetary damages or other remedies.

Our customers from time to time file complaints or lawsuits against us alleging that we caused an illness or injury that they suffered at or after a visit to our restaurants, or that we have problems with food quality or operations. We also have been subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, equal opportunity, harassment, discrimination and similar matters, including administrative charges, single-plaintiff lawsuits, class actions, and other types of actions. We could become subject to class actions or other lawsuits related to any of these or from different types of matters in the future. Such claims may result in the payment of substantial damages by us. Regardless of whether any claims brought against us are valid, or whether we are ultimately held liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment in excess of our insurance coverage for any claims could materially and adversely affect our financial condition and results of operations. Any adverse publicity resulting from the claims, or even from threatened claims, may also materially and adversely affect our reputation, which in turn could have a material adverse effect on our business, financial condition and results of operations.

In addition, the restaurant industry has been subject to a growing number of claims based on the nutritional content of food products sold and disclosure and advertising practices. We may also be subject to this type of proceeding in the future and, even if we are not, publicity about these matters (particularly directed at the fast casual or traditional quick service segments of the industry) may harm our reputation and could have a material adverse effect on our business, financial condition and results of operations.

Compliance with environmental laws may negatively affect our business.

We are subject to federal, state and local laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, and exposure to, hazardous or toxic substances. These environmental laws provide for significant fines and penalties for noncompliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such hazardous or toxic substances at, on or from our restaurants. Environmental conditions relating to releases of hazardous substances at a prior, existing or future restaurant could have a material adverse effect on our business, financial condition and results of operations. Further, environmental laws, and the administration, interpretation and enforcement thereof, are subject to change and may become more stringent in the future, each of which could have a material adverse effect on our business, financial condition and results of operations.

Changes in economic conditions and other unforeseen conditions, particularly in the markets in which we operate, could have a material adverse effect on our business, financial condition and results of operations.

The restaurant industry depends on consumer discretionary spending. The United States in general or the specific markets in which we operate may suffer from depressed economic activity, recessionary economic cycles, higher fuel or energy costs, low consumer confidence, high levels of unemployment, reduced home values, increases in home foreclosures, investment losses, personal bankruptcies, reduced access to credit or other economic factors that may affect consumer discretionary spending. Traffic in our restaurants could decline if consumers choose to dine out less frequently or reduce the amount that they spend on meals while dining out. Negative economic conditions might cause consumers to make long-term changes to their discretionary spending behavior, including dining out less frequently on a permanent basis, which could have a material adverse effect on our business, financial condition and results of operations.

For example, the recession from late 2007 to mid-2009 reduced consumer confidence to historic lows, impacting the public’s ability and desire to spend discretionary dollars as a result of job losses, home foreclosures, significantly reduced home values, investment losses, bankruptcies and reduced access to credit. If the economy experiences another significant decline, our business, results of operations and ability to comply with the terms of our senior secured credit facilities could be materially adversely affected and may result in a deceleration of the number and timing of new restaurant openings by us and our franchisees, as well as a potential deterioration in customer traffic or a reduction in average check size which would negatively impact our revenues and our profitability and could result in reductions in staff levels, additional impairment charges and potential restaurant closures.

Adverse weather and natural or man-made disasters in the markets in which we operate could have a material adverse effect on our business, financial condition and results of operations.

Adverse weather conditions in states in which we operate, or in the future may operate, could have a disproportionate impact on our overall results of operations. In particular, our business is significantly concentrated in Southern California, and as a result, we could be disproportionately affected by adverse weather specific to this market. Adverse weather conditions may also impact customer traffic at our restaurants, and, in more severe cases, cause temporary restaurant closures, sometimes for prolonged periods. Most of our restaurants have outdoor seating, and the effects of adverse weather may impact the use of these areas and may negatively impact our revenue. In addition, natural or man-made disasters occurring in the markets in which we operate, such as terrorist attacks, tornadoes, earthquakes, hurricanes, floods, droughts, fires or other natural or man-made disasters, could have a material adverse effect on our business, financial condition and results of operations, as such events could result in lower customer traffic at our restaurants.

If restaurant revenue decreases, our profitability could decline as we spread fixed costs across a lower level of sales. Reductions in staff levels, asset impairment charges and potential restaurant closures could result from prolonged negative restaurant revenue, which would have a material adverse effect on our business, financial condition and results of operations.

Our business is geographically concentrated in Southern California, and we could be negatively affected by conditions specific to that region.

Our company-operated and franchised restaurants in Southern California generated, in the aggregate, approximately 78% of our revenue for the years ended December 30, 2014 and December 31, 2013. During the recent economic crisis and recession, our business was materially adversely affected by a decrease in revenues from these restaurants due to adverse economic conditions in Southern California, including declining home prices and increased foreclosures. Adverse changes in demographic, unemployment, economic or regulatory conditions in Southern California or the State of California as a whole, including but not limited to enforcement policies for and changes in immigration law, have had and may continue to have material adverse effects on our business. As of March 2015, unemployment in California was 6.5% compared to the U.S. unemployment rate of 5.5%. We believe that increases in unemployment will have a negative impact on traffic in our restaurants. As a result of our concentration in this market, we have been disproportionately affected by these adverse economic conditions compared to other national chain restaurants.

Furthermore, prolonged or severe inclement weather could affect our sales at restaurants in locations that experience such conditions, which could materially adversely affect our business, financial condition or results of operations. It is possible that weather conditions may impact our business more than other businesses in our industry because of our significant concentration of restaurants in Southern California. We may also suffer unexpected losses resulting from natural disasters or other catastrophic events affecting these areas, such as earthquakes, fires, droughts, local strikes, terrorist attacks, increases in energy prices, explosions, or other natural or man-made disasters. The incidence and severity of catastrophes are inherently unpredictable, and our losses from catastrophes could be substantial.

The challenging economic environment may affect our franchisees, with adverse consequences to us.

We rely in part on our franchisees and the manner in which they operate their locations to develop and promote our business. As of March 24, 2015 and December 30, 2014, our top 12 franchisees operated over 49% of our franchised restaurants and 20 franchisees (the “Significant Franchisees”) operated approximately 64% of our franchised restaurants. Due to the continuing challenging economic environment, it is possible that some franchisees could file for bankruptcy or become delinquent in their payments to us, which could have significant adverse impacts on our business due to loss or delay in payments of royalties, information technology (“IT”) support service fees, contributions to our advertising funds, and other fees. Our top 12 franchisees accounted for approximately 52.1% and 52.7% of our total franchise revenue for the twelve weeks ended March 24, 2015 and for the year ended December 30, 2014, respectively, and the Significant Franchisees accounted for approximately 67.3% of total franchise revenue for both the twelve weeks ended March 24, 2015 and for the year ended December 30, 2014. Bankruptcies by our franchisees could prevent us from terminating their franchise agreements so that we can offer their territories to other franchisees, negatively impact our market share and operating results as we may have fewer well-performing restaurants, and adversely impact our ability to attract new franchisees.

As of March 24, 2015, we have executed development agreements that represent commitments to open 173 franchised restaurants at various dates through 2023. Although we have developed criteria to evaluate and screen prospective developers and franchisees, we cannot be certain that the developers and franchisees that we select will have the business acumen or financial resources necessary to open and operate successful franchises in their franchise areas, and state franchise laws may limit our ability to terminate or modify these franchise arrangements. Moreover, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel. The failure of developers and franchisees to open and operate franchises successfully could have a material adverse effect on us, our reputation, our brand and our ability to attract prospective franchisees and could materially adversely affect our business, financial condition, results of operations and cash flows.

Franchisees may not have access to the financial or management resources that they need to open the restaurants contemplated by their agreements with us, or be able to find suitable sites on which to develop them. Franchisees may not be able to negotiate acceptable lease or purchase terms for restaurant sites, obtain the necessary permits and government approvals or meet construction schedules. Any of these problems could slow our growth and reduce our franchise revenue. Additionally, our franchisees typically depend on financing from banks and other financial institutions, which may not always be available to them, in order to construct and open new restaurants. For these reasons, franchisees operating under development agreements may not be able to meet the new restaurant opening dates required under those agreements. Also, we sublease certain restaurants to certain existing franchisees. If any such franchisees cannot meet their financial obligations under their subleases, or otherwise fail to honor or default under the terms of their subleases, we would be financially obligated under a master lease and could be materially adversely affected.

We have limited control with respect to the operations of our franchisees, which could have a negative impact on our business.

Franchisees are independent business operators and are not our employees, and we do not exercise control over the day-to-day operations of their restaurants. We provide training and support to franchisees, and set and monitor operational standards, but the quality of franchised restaurants may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel. If franchisees do not operate to our expectations, our image and reputation, and the image and reputation of other franchisees, may suffer materially, and system-wide sales could decline significantly.

Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the franchise agreement. This may lead to disputes with our franchisees, and we expect such disputes to occur from time to time in the future as we continue to offer franchises. To the extent that we have such disputes, the attention, time and financial resources of our management and our franchisees will be diverted from our restaurants, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

New information or attitudes regarding diet and health could result in changes in regulations and consumer consumption habits, which could have an adverse effect on our business, financial condition and results of operations.

Regulations and consumer eating habits may change as a result of new information or attitudes regarding diet and health. Such changes may include responses to scientific studies on the health effects of particular food items or federal, state and local regulations that impact the ingredients and nutritional content of the food and beverages that we offer. The success of our restaurant operations is dependent, in part, upon our ability to effectively respond to changes in any consumer attitudes or health regulations and our ability to adapt our menu offerings to trends in food consumption, especially fast-moving trends. If consumer health regulations or consumer eating habits change significantly, we may choose or be required to modify or delete certain menu items, which may adversely affect the attractiveness of our restaurants to new or returning customers. While we generally find that changes in consumer eating habits occur slowly, providing us with sufficient time to adapt our restaurant concept accordingly, changes in consumer eating habits can occur rapidly, often in response to published research or study information, which puts additional pressure on us to adapt quickly. To the extent that we are unwilling or unable to respond with appropriate changes to our menu offerings in an efficient manner, it could materially affect consumer demand and have an adverse impact on our business, financial condition and results of operations.

Government regulation and consumer eating habits may impact our business as a result of changes in attitudes regarding diet and health or new information regarding the adverse health effects of consuming certain menu offerings. These changes have resulted in, and may continue to result in, laws and regulations requiring us to disclose the nutritional content of our food offerings, and they have resulted, and may continue to result in, laws and regulations affecting permissible ingredients and menu offerings. A number of counties, cities and states, including California, have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information, or have enacted legislation restricting the use of certain types of ingredients in restaurants, which laws may be different or inconsistent with requirements under the Patient Protection and Affordable Care Act of 2010 (the “PPACA”), which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the PPACA requires chain restaurants with 20 or more locations operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake.

We may not be able to effectively respond to changes in consumer health perceptions, comply with further nutrient content disclosure requirements or adapt our menu offerings to trends in eating habits, which could have a material adverse effect on our business, financial condition and results of operations.

We rely on only one company to distribute substantially all of our products to company-operated and franchised restaurants. Failure to receive timely deliveries of food or other supplies could result in a loss of revenue and materially and adversely impact our operations.

Our and our franchisees’ ability to maintain consistent quality menu items and prices significantly depends upon our ability to acquire fresh food products from reliable sources in accordance with our specifications on a timely basis. Shortages or interruptions in the supply of fresh food products caused by unanticipated demand, problems in production or distribution, contamination of food products, an outbreak of diseases impacting various proteins, inclement weather or other conditions could materially adversely affect the availability, quality and cost of ingredients, which would adversely affect our business, financial condition, results of operations and cash flows. We do not control the businesses of our vendors, suppliers and distributors and our efforts to specify and monitor the standards under which they perform may not be successful.

We have contracts with a limited number of suppliers for the food and supplies for our restaurants. In addition, one company distributes substantially all of the products that we receive from suppliers to company-operated and franchised restaurants. If that distributor or any supplier fails to perform as anticipated or seeks to terminate agreements with us, or if there is any disruption in any of our supply or distribution relationships for any reason, our business, financial condition, results of operations and cash flows could be materially adversely affected. If we or our franchisees temporarily close a restaurant or remove popular items from a restaurant’s menu, that restaurant may experience a significant reduction in revenue during the time affected by the shortage and thereafter if our customers change their dining habits as a result.

Additionally, any changes that we may make to the services we obtain from our vendors, or new vendors we employ, may disrupt our operations. These disruptions could have a material adverse effect on our business, financial condition and results of operations.

Failure to maintain our corporate culture and changes in consumer recognition of our brand as we grow could have a material adverse effect on our business, financial condition and results of operations.

We believe that a critical component to our success has been our corporate culture. We have invested substantial time and resources in building our team. As we continue to grow, we may find it difficult to maintain the innovation, teamwork, passion and focus on execution that we believe are important aspects of our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives. If we cannot maintain our corporate culture as we grow, it could have a material adverse effect on our business, financial condition and results of operations.

In addition, our future results depend on various factors, including local market acceptance of our restaurants and consumer recognition of the quality of our food and operations. Our failure to receive and sustain such local market acceptance and consumer recognition could have a material adverse effect on our business, financial condition and results of operations.

The effect of changes to healthcare laws in the United States may increase the number of employees who choose to participate in our healthcare plans, which may significantly increase our healthcare costs and negatively impact our financial results.

In 2010, the PPACA was signed into law in the United States to require health care coverage for many uninsured individuals and expand coverage to those already insured. The PPACA requires us to offer healthcare benefits to all full-time employees (including full-time hourly employees) that meet certain minimum requirements of coverage and affordability, or face penalties. We began to offer such benefits on January 1, 2015 to all eligible employees, and may incur substantial additional expense due to organizing and maintaining the plan which we anticipate will be more expensive on a per person basis and for an increased number of employees who we anticipate at other times may elect to obtain coverage through a healthcare plan that we partially subsidize. If we fail to offer such benefits, or the benefits that we elect to offer do not meet the applicable requirements, we may incur penalties. Since the PPACA also requires individuals to obtain coverage or face individual penalties, employees who are currently eligible but elect not to participate in our healthcare plans may find it more advantageous to do so when such individual penalties increase in size. It is also possible that by making changes or failing to make changes in the healthcare plans offered by us, we will become less competitive in the market for our labor. Finally, implementing the requirements of the PPACA is likely to impose additional administrative costs. The costs and other effects of these new healthcare requirements cannot be determined with certainty, but they may significantly increase our healthcare coverage costs and could have a material adverse effect on our business, financial condition and results of operations.

We depends on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition and results of operations.

Our success depends largely upon the continued services of our key executives. We also rely on our leadership team in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities, arranging necessary financing and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of one or more of our executive officers or other key employees could have a serious adverse effect on our business. The replacement of one or more of our executive officers or other key employees would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

To continue to execute our growth strategy, we also must identify, hire and retain highly skilled personnel. We might not be successful in maintaining our corporate culture and continuing to attract and retain qualified personnel. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business, financial condition and results of operations.

If we or our franchisees face labor shortages, unionization activities, labor disputes or increased labor costs, it could negatively impact our growth and could have a material adverse effect on our business, financial condition and results of operations.

Labor is a primary component in the cost of operating our company-owned and franchised restaurants. If we face labor shortages or increased labor costs because of increased competition for employees, higher employee turnover rates, increases in the federal, state or local minimum wage or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth could be negatively impacted. In addition, our success depends in part upon our ability to attract, motivate and retain a sufficient number of well-qualified restaurant operators and management personnel, as well as a sufficient number of other qualified employees, including customer service and kitchen staff, to keep pace with our expansion schedule. In addition, restaurants have traditionally experienced relatively high employee turnover rates. Our inability to recruit or retain qualified employees, due to competition or lack of qualified applicants, may delay planned openings of new restaurants, result in higher labor costs or result in higher employee turnover in existing restaurants, which could have a material adverse effect on our business, financial condition and results of operations.

Although none of our employees are currently covered under collective bargaining agreements, if a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, it could adversely affect our business, financial condition and results of operations. In addition, a labor dispute involving some or all of our employees may harm our reputation, disrupt our operations and reduce our revenue, and resolution of disputes may increase our costs.

The minimum wage, particularly in California, continues to increase and is subject to factors outside of our control.

We have a substantial number of hourly employees who are paid wage rates based on the applicable federal, state or local minimum wage, and increases in the minimum wage may increase our labor costs. Since July 1, 2014, the State of California (where most of our restaurants are located) has had a minimum wage of $9.00 per hour, and it is scheduled to rise to $10.00 per hour on January 1, 2016. Moreover, municipalities may set minimum wages above the applicable state standards. The federal minimum wage has been $7.25 per hour since July 24, 2009. Either federally-mandated or state-mandated minimum wages may be raised in the future. We may be unable to increase our menu prices in order to pass future increased labor costs on to our customers, in which case our margins would be negatively affected, which could have a material adverse effect on our business, financial condition and results of operations. In addition, if we increase menu prices to cover increased labor costs, the higher prices could adversely affect sales and thereby reduce our margins.

Our insurance programs, including high deductible self-insurance programs, may expose us to significant and unexpected costs and losses.

Given the nature of our operating environment, we are subject to workers’ compensation and general liability claims. To mitigate a portion of these risks, we maintain insurance for individual claims in excess of deductibles per claim. We currently record a liability for our estimated cost of claims incurred and unpaid as of each balance sheet date. Our estimated liability is recorded on an undiscounted basis and includes a number of significant assumptions and factors, including historical trends, expected costs per claim, actuarial assumptions and current economic conditions. Our history of claims activity for all lines of coverage is closely monitored and liabilities are adjusted as warranted based on changing circumstances. It is possible, however, that our actual liabilities may exceed our estimates of loss. We may also experience an unexpectedly large number of claims that result in costs or liabilities in excess of our projections and, therefore, we may be required to record additional expenses. For these and other reasons, our self-insurance reserves could prove to be inadequate, resulting in liabilities in excess of our available insurance and self-insurance. If a successful claim is made against us and is not covered by our insurance or exceeds our policy limits, our business may be negatively and materially impacted.

Changes in employment laws may adversely affect our business.

Various federal and state labor laws govern the relationship with our employees and impact operating costs. These laws include employee classification as exempt or non-exempt for overtime and other purposes, minimum wage requirements, unemployment tax rates, workers’ compensation rates, immigration status and other wage and benefit requirements. Significant additional government-imposed increases in the following areas could have a material adverse effect on our business, financial condition and results of operations:

•	minimum wages;

•	mandatory health benefits;

•	vacation accruals;

•	paid leaves of absence, including paid sick leave; and

•	tax reporting.

In addition, various states in which we operate are considering or have already adopted new immigration laws or enforcement programs, and the U.S. Congress and Department of Homeland Security from time to time consider and may implement changes to federal immigration laws, regulations or enforcement programs as well. Some of these changes may increase our obligations for compliance and oversight, which could subject us to additional costs and make our hiring process more cumbersome, or reduce the availability of potential employees. Although we require all workers to provide us with government-specified documentation evidencing their employment eligibility, some of our employees may, without our knowledge, be unauthorized workers. We currently participate in the “E-Verify” program, an Internet-based, free program run by the United States government to verify employment eligibility, in states in which participation is required. However, use of the “E-Verify” program does not guarantee that we will properly identify all applicants who are ineligible for employment. Unauthorized workers are subject to deportation and may subject us to fines or penalties, and if any of our workers are found to be unauthorized, we could experience adverse publicity that negatively impacts our brand and may make it more difficult to hire and keep qualified employees. Termination of a significant number of employees who were unauthorized employees may disrupt our operations, cause temporary increases in our labor costs as we train new employees and result in additional adverse publicity. We could also become subject to fines, penalties and other costs related to claims that we did not fully comply with all recordkeeping obligations of federal and state immigration compliance laws. These factors could have a material adverse effect on our business, financial condition and results of operations.

We might require additional capital to support business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and might require additional funds to respond to business challenges or opportunities, including the need to open additional restaurants, develop new products and menu items or enhance our products and menu items, and enhance our operating infrastructure. Accordingly, we might need to engage in equity or debt financings to secure additional funds. If we raise additional funds through issuance of equity securities, our existing stockholders could suffer significant dilution, and any new equity securities that we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Moreover, if we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets. In addition, we might not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when required, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

The failure to comply with our debt covenants or the volatile credit and capital markets could have a material adverse effect on our financial condition.

Our ability to manage our debt is dependent on its level of positive cash flow from company-operated and franchised restaurants, net of costs. The recent economic downturn negatively impacted our cash flows. Credit and capital markets can be volatile, which could make it more difficult for us to refinance our existing debt or to obtain additional debt financings in the future. Such constraints could increase our costs of borrowing and could restrict our access to other potential sources of future liquidity. Our failure to comply with the debt covenants in our senior secured credit facilities or to have sufficient liquidity to make interest and other payments required by our debt could result in a default of such debt and acceleration of our borrowings which would have a material adverse effect on our business and financial condition.

Our substantial level of indebtedness could materially and adversely affect our business, financial condition and results of operations.

Although we recently recapitalized and reduced our total debt service obligations from their level at December 30, 2014, we continue to have substantial indebtedness. At March 24, 2015, we had total debt obligations of $254.6 million (excluding any debt discount and including capital lease obligations and deemed landlord financing liabilities), and $12.4 million available for borrowings under our revolving credit facility. Our substantial level of indebtedness could have significant effects on our business, such as:

•	limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other purposes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other general corporate purposes;

•	making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our ability to plan for and react to changing conditions;

•	placing us at a competitive disadvantage compared with our competitors that have less debt; and

•	exposing us to risks inherent in interest rate fluctuations because our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

We may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenue.

Our senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to (i) incur additional indebtedness, (ii) issue preferred stock, (iii) create liens on assets, (iv) engage in mergers or consolidations, (v) sell assets, (vi) make investments, loans, or advances, (vii) make certain acquisitions, (viii) engage in certain transactions with affiliates, (ix) authorize or pay dividends, and (ix) change our lines of business or fiscal year. In addition, our senior secured credit facilities require us not to exceed a maximum total leverage ratio. Our ability to borrow under our revolving credit facility depends on our compliance with this test. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet this test. We cannot assure you that we will meet this test in the future, or that the lenders will waive any failure to meet this test.

We are subject to all of the risks associated with leasing space subject to long-term non-cancelable leases.

We only own real property underlying one company operated restaurant. Payments under our operating leases account for a significant portion of our operating expenses, and we expect that the new restaurants that we open in the future will also be leased. We are obligated under non-cancelable leases for our restaurants and our corporate headquarters. Our restaurant leases generally have a term of 20 years with up to four renewal options of five years each. Our restaurant leases generally require us to pay a proportionate share of real estate taxes, insurance, common area maintenance charges and other operating costs. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent and real estate taxes for the balance of the lease term. In addition, as each of our leases expire, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close restaurants in desirable locations. These potential increased occupancy costs and closed restaurants could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and have a material adverse effect on our business, financial condition and results of operations.

Our intellectual property is material to the conduct of our business. Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks, trade dress and other proprietary intellectual property, including our name and logos and the unique ambience of our restaurants. While it is our policy to protect and defend vigorously our rights to our intellectual property, we cannot predict whether steps taken by us to protect our intellectual property rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our restaurant concept. It may be difficult for us to prevent others from copying elements of our concept, and any litigation to enforce our rights will likely be costly and may not be successful. Although we believe that we have sufficient rights to all of our trademarks and service marks, we may face claims of infringement that could interfere with our ability to market our restaurants and promote our brand. Any such litigation may be costly and could divert resources from our business. Moreover, if we are unable to successfully defend against such claims, we may be prevented from using our trademarks or service marks in the future and may be liable for damages, which in turn could have a material adverse effect on our business, financial condition and results of operations.

In addition, we license certain of our proprietary intellectual property, including our name and logos, to third parties. For example, we grant our franchisees a right to use certain of our trademarks in connection with their operation of the applicable restaurant. If a franchisee fails to maintain the quality of the restaurant operations associated with the licensed trademarks, our rights to, and the value of, our trademarks could potentially be harmed. Negative publicity relating to the franchisee or licensee could also be incorrectly associated with us, which could harm our business. Failure to maintain, control and protect our trademarks and other proprietary intellectual property would likely have a material adverse effect on our business, financial condition and results of operations and on our ability to enter into new franchise agreements.

We may incur costs resulting from breaches of security of confidential consumer information related to our electronic processing of credit and debit card transactions.

A significant amount of our restaurant sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information has been stolen. We may in the future become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits or other proceedings relating to these types of incidents. In addition, most states have enacted legislation requiring notification of security breaches involving personal information, including credit and debit card information. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have a material adverse effect on our business, financial condition and results of operations. Further, adverse publicity resulting from these allegations may have a material adverse effect on our business and results of operations.

We rely heavily on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.

We rely heavily on information systems, including point-of-sale processing in our restaurants, for management of our supply chain, payment of obligations, collection of cash, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses and other disruptive problems. The failure of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a breach in security of these systems could result in delays in customer service and reduce efficiency in our operations. Remediation of such problems could result in significant, unplanned capital investments.

Our current insurance may not provide adequate levels of coverage against claims.

Our current insurance policies may not be adequate to protect us from liabilities that we incur in our business. Additionally, in the future, our insurance premiums may increase, and we may not be able to obtain similar levels of insurance on reasonable terms, or at all. Any substantial inadequacy of, or inability to obtain, insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

There are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business, financial condition and results of operations. In addition, we have obtained directors’ and officers’ insurance. However, we may not be able to maintain this coverage. Failure to maintain adequate directors’ and officers’ insurance would likely adversely affect our ability to attract and retain qualified officers and directors.

Failure to obtain and maintain required licenses and permits or to comply with food control regulations could lead to the loss of our food service licenses and, thereby, harm our business.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food. Such regulations are subject to change from time to time. The failure to obtain and maintain these licenses, permits and approvals could have a material adverse effect on our results of operations. Typically, licenses must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses and approvals could adversely affect our existing restaurants and delay or result in our decision to cancel the opening of new restaurants, which would have a material adverse effect on our business.

Restaurant companies have been the target of class action lawsuits and other proceedings alleging, among other things, violations of federal and state workplace and employment laws. Proceedings of this nature are costly, divert management attention and, if successful, could result in our payment of substantial damages or settlement costs.

Our business is subject to the risk of litigation by employees, consumers, suppliers, stockholders or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action and regulatory actions, is difficult to assess or quantify. In recent years, restaurant companies, including us, have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state laws regarding workplace and employment conditions, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted from time to time alleging violations of various federal and state wage and hour laws regarding, among other things, employee meal breaks, rest periods, overtime eligibility of managers and failure to pay for all hours worked. In the past, we have been a party to wage and hour class action lawsuits, and we presently face two putative class actions pending in California state court.

In addition, from time to time, our customers file complaints or lawsuits against us alleging that we are responsible for some illness or injury that they suffered at or after a visit to one of our restaurants, including actions seeking damages resulting from food-borne illness or accidents in our restaurants. We are also subject to a variety of other claims from third parties arising in the ordinary course of our business, including contract claims. The restaurant industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their customers. We may also be subject to lawsuits from our employees, the U.S. Equal Employment Opportunity Commission or others alleging violations of federal and state laws regarding workplace and employment conditions, discrimination and similar matters.

Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. In addition, they may generate negative publicity, which could reduce customer traffic and sales. Although we maintain what we believe to be adequate levels of insurance, insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims or any adverse publicity resulting from claims could adversely affect our business and results of operations.

We have a history of net losses and may incur losses in the future.

We have incurred net losses in each of the last three fiscal years principally driven by our level of indebtedness, non-cash impairment of long-lived asset charges and transaction-related costs during 2014 and debt modification costs during 2014 and 2013. We may incur net losses in the future if our level of indebtedness and associated interest expense increases, if we incur impairment of long-lived asset charges, transaction-related costs or debt modification costs or other non-operational charges, or if our operational performance deteriorates. Accordingly, we cannot assure you that we will achieve or sustain profitability.

Changes to accounting rules or regulations may adversely affect the reporting of our results of operations.

Changes to existing accounting rules or regulations may impact the reporting of our future results of operations or cause the perception that we are more highly leveraged. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. For instance, accounting regulatory authorities have indicated that they may begin to require lessees to capitalize operating leases in their financial statements in the next few years. If adopted, such change would require us to record significant lease obligations on our balance sheet and make other changes to our financial statements. This and other future changes to accounting rules or regulations could have a material adverse effect on the reporting of our business, financial condition and results of operations.

Changes to estimates related to our property, fixtures and equipment or operating results that are lower than our current estimates at certain restaurant locations may cause us to incur impairment charges on certain long-lived assets, which may adversely affect our results of operations.

In accordance with accounting guidance as it relates to the impairment of long-lived assets, we make certain estimates and projections with regard to individual restaurant operations, as well as our overall performance, in connection with our impairment analyses for long-lived assets. When impairment triggers are deemed to exist for any location, the estimated undiscounted future cash flows are compared to its value. If the value exceeds the undiscounted cash flows, an impairment charge equal to the difference between the value and the fair value is recorded. The projections of future cash flows used in these analyses require the use of judgment and a number of estimates and projections of future operating results. If actual results differ from our estimates, additional charges for asset impairments may be required in the future. If future impairment charges are significant, this could have a material adverse effect on our results of operations.

Risks Related to Our Securities

Our securities may be delisted from the Nasdaq Capital Market.

Our common stock and warrants are currently listed on the Nasdaq Capital Market. However, we cannot assure you that we will be able to comply with the continued listing standards of the Nasdaq Capital Market. If we fail to comply with the continued listing standards of the Nasdaq Capital Market, our securities may become subject to delisting. If Nasdaq delists our common stock or warrants from trading on its exchange for failure to meet the continued listing standards, we and our securityholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	a limited amount of analyst coverage; and

•	a decreased ability for us to issue additional securities or obtain additional financing in the future.

The market price of our securities may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities, and our securities may trade at prices significantly below the price that you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the markets in which we compete in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our securities available for public sale;

•	any major change in our board or management team;

•	sales of substantial amounts of securities by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress the price of our securities, regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Concentration of ownership of our securities may have the effect of delaying or preventing a change in control.

Lawrence F. Levy, Steven C. Florsheim, Ari B. Levy, Levy Family Partners, LLC, the Steven Florsheim 2003 Investment Trust and the Ari Levy 2003 Investment Trust (collectively, the “Levy Family”) and its affiliates beneficially own approximately 9.3% of our outstanding common stock and approximately 40.0% of our outstanding warrants. Because of the degree of concentration of voting power (and the potential for such power to increase upon the purchase of additional stock or the exercise of warrants), your ability to elect members of our board of directors and influence our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends, may be diminished. Similarly, in the event that the Levy Family or anyone else acquires an interest in excess of 50%, they will collectively have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in our control and could take other actions that might be favorable to themselves. Even with less than a 50% ownership interest, any stockholders with a significant percentage of our stock may be able to strongly influence or effectively control our decisions.

Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

We entered into a stockholders agreement with respect to our shares issued prior to our initial public offering (the “Founder Shares”), shares of our common stock underlying our private placement warrants, the shares of our common stock that we issued under the Merger Agreement, an additional 3,500,000 shares of our common stock that we sold for an aggregate purchase price of $35 million simultaneously with the closing of the Business Combination, and all shares issued to a holder with respect to the securities referred above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, or similar event, which securities we collectively refer to as “registrable securities.” This stockholders agreement replaces the registration rights agreement we entered into in connection with our initial public offering with our founding stockholders. Under the stockholders agreement, we have agreed to register for resale under a shelf registration statement all of the shares received by our stockholders in the Merger, held by the Levy Family, held by holders of Founder Shares and issuable upon conversion of our warrants. The Levy Family and certain of our stockholders are also entitled to a number of demand registration rights. Holders of registrable securities will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.

Upon the effectiveness of this registration statement and any other registration statements that we file pursuant to the stockholders agreement, these parties may sell large amounts of our stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our common stock.

Sales of substantial amounts of our common stock in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our securities adversely or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our securities to decline.

Anti-takeover provisions contained in our second amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our second amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the ability of our board of directors to determine whether to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at a special meeting of our stockholders;

•	the requirement that an annual meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	controlling the procedures for the conduct and scheduling of stockholder meetings;

•	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

•	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our board of directors.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our second amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our securities.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 12,639,623 shares of our common stock will become exercisable on July 30, 2015, in accordance with the terms of the warrant agreement governing those securities. To the extent that such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our securities.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $145,355,664.50 from the exercise of warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

SELLING STOCKHOLDERS

Beneficial Ownership

The following table sets forth, as of July 1, 2015, certain information regarding the ownership of our common stock by the selling stockholders, the number of shares being registered hereby and information with respect to shares to be beneficially owned by the selling stockholders assuming all the shares registered hereunder are sold. The percentages in the following table are based on 38,802,425 shares of our common stock outstanding as of July 1, 2015. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular holder’s warrants and did not assume exercise of any other holder’s warrants.

	Shares Beneficially Owned Prior to the Offering		Shares Offered Hereby	Shares Beneficially Owned After the Offering(1)
Name	Number	Percentage	Number	Number
Levy Acquisition Sponsor, LLC(2)	6,833,404	15.58%	6,833,404	0
Lawrence F. Levy (2)(3)	8,357,404	19.06%	8,357,404	0
Ari B. Levy(2)(3)(4)	8,648,404	19.72%	8,648,404	0
Steven C. Florsheim	8,648,404	19.72%	8,648,404	0
PW Acquisitions, LP(5)	3,343,125	8.62%	3,343,125	0
Pleasant Lake Partners LLC(6)	4,253,125	10.96%	4,253,125	0
Patrick Walsh(5)	3,343,125	8.62%	3,343,125	0
Belfer Investment Partners L.P.(7)	2,168,750	5.59%	2,168,750	0
Howard Bernick(8)	37,500	*	37,500	0
Craig J. Duchossois(9)	80,000	*	80,000	0
Marc S. Simon(10)	35,000	*	35,000	0
Greg Flynn(11)	42,500	*	42,500	0
Eileen Aptman(7)	867,500	2.24%	867,500	0
Charlesbank Equity Fund V, Limited Partnership	584,195	1.51%	584,195	0
CB Offshore Equity Fund V, LP	82,210	*	82,210	0
Charlesbank Equity Coinvestment Fund V, Limited Partnership	8,356	*	8,356	0
Charlesbank Coinvestment Partners, Limited Partnership	896	*	896	0
GSMP 2006 Onshore US, Ltd.	1,244,321	3.21%	1,244,321	0
GSMP 2006 Offshore US, Ltd.	854,181	2.20%	854,181	0
GSMP 2006 Institutional US, Ltd.	168,452	*	168,452	0
Green Equity Investors IV, L.P.	933,088	2.40%	933,088	0
SAG Brands Coinvest, LLC	2,119	*	2,119	0
Frank Vizcarra	23,674	*	23,674	0
Paul Murphy	187,907	*	187,907	0
Steve Brake	84,822	*	84,822	0
John Cappasola	77,316	*	77,316	0
David Pear	40,945	*	40,945	0
Non-Executive Employees(12)	213,400	*	213,400	0
B&B Investment Partnership	29,219	*	29,219	0
Eagle Concrete, Inc.	29,219	*	29,219	0
Gary Gagerman	29,219	*	29,219	0
Linda Friedman	29,219	*	29,219	0
Randall B. Haberman	29,219	*	29,219	0
Steven T. Biesanz and Kathleen M. Biesanz Ten Com	29,219	*	29,219	0
Robert C. Boncosky Living Trust Dtd 4/26/95	29,219	*	29,219	0
Robert A. Contreras Declaration of Trust	5,844	*	5,844	0
JFI-PE, LLC	1,519,375	3.92%	1,519,375	0
TCS Private Equity III, LLC – Series 41	1,285,625	3.31%	1,285,625	0
Atlas Master Fund, Ltd	732,806	1.89%	732,806	0
Skydeck Holdings I, LLC	584,375	1.51%	584,375	0
Atlas Enhanced Master Fund, Ltd	435,944	1.12%	435,944	0
Let Us Enterprises, LP	175,313	*	175,313	0
Kovitz Private Holdings, LLC	175,313	*	175,313	0
Monashee Capital Partners, LP	116,875	*	116,875	0
Ilan J. Shalit	116,868	*	116,868	0
Kovitz Investment Group, LLC	58,438	*	58,438	0
Leonard S. Gryn Declaration of Trust Dtd 01/29/03	58,438	*	58,438	0
Alan K. Swift Trust Dtd 8/23/2001	35,063	*	35,063	0
Brian K. Richter	29,219	*	29,219	0
Gregory H. Sachs Revocable Trust Dtd 4/24/1998	29,219	*	29,219	0
Harold W. Gianopulos Jr.	29,219	*	29,219	0
Patti E. Biesanz Revocable Trust	29,219	*	29,219	0
Schwartz 1998 Family Trust	29,219	*	29,219	0
Scott Weinstein Revocable Trust UAD 12/13/2001	29,219	*	29,219	0
Sidney Frisch Jr. T/EE UDT Dtd 11/30/83	29,219	*	29,219	0
Tracey Sachs	29,219	*	29,219	0
Vince Parrinello	29,219	*	29,219	0
Windy Hill Investment Company II(*)	29,219	*	29,219	0
Diversified Marketable Securities, LLC Equity Division	29,219	*	29,219	0
Other(13)	47,658	*	47,658	0

(*)	Represents less than 1%.

(1)	Assumes that the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.
(2)	Includes warrants to purchase 5,049,623 shares of common stock held by the Sponsor.
(3)	Includes shares held by the Sponsor and by Levy Family Partners LLC, the manager of the Sponsor. Lawrence F. Levy (our Chairman and Director), Ari B. Levy (our Director) and Steven C. Florsheim (our former Executive Vice President and Chief Acquisitions Officer and Director) are three of the four managers of Levy Family Partners LLC and exercise voting and dispositive control over the shares held by the Sponsor. These stockholders disclaim beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.
(4)	Includes 291,000 shares held by SABA Investment Partners, LLC. Messrs. Ari Levy and Florsheim are executive officers of SABA Investment Partners, LLC. These stockholders disclaim beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(5)	Reflects shares held by PW Acquisitions, LP. Patrick Walsh is the chief executive officer and managing member of the General Partner of PW Acquisitions, LP and exercises voting and dispositive power over these shares.
(6)	Consists of 1,753,125 shares held for the account of Pleasant Lake Offshore Master Fund L.P. (the “Master Fund”) and 2,500,000 shares held for the account of the Del Taco Series, a series of Pleasant Lake Opportunities Fund L.P. (the “Opportunities Fund”). Pleasant Lake Partners LLC (“PLP”) serves as the investment manager of the Master Fund. Pleasant Lake Onshore GP LLC (“GP LLC”) serves as the General Partner of the Master Fund. PLP MM LLC is the managing member of PLP. Jonathan Lennon serves as the manager of PLP MM LLC and GP LLC. Pleasant Lake Partners LLC (“PLP”) serves as the investment manager of the Opportunities Fund. PL Opportunities GP LLC (“Opportunities GP LLC”) serves as the General Partner of the Opportunities Fund. PLP MM LLC is the managing member of PLP. Jonathan Lennon serves as the manager of PLP MM LLC and Opportunities GP LLC and exercises voting and dispositive power over these shares. Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein.
(7)	Consists of 1,301,250 shares held by of Belfer Investment Partners, L.P. and 867,500 shares held by Lime Partners, LLC. The General Partner of Belfer Investment Partners, L.P. is Belfer Management LLC. Laurence Belfer is the sole manager of Belfer Management LLC and exercises voting and dispositive power over the shares held by Belfer Investments Partners, L.P. Eileen Aptman and Belfer Management LLC are the managers of Lime Partners, LLC and the sole manager of Belfer Management LLC is Laurence D. Belfer. Ms. Aptman and Mr. Belfer exercise voting and dispositive power over the shares held by Lime Partners, LLC. The shares in the table held by Ms. Aptman consist of the shares held by Lime Partners, LLC. Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein.

(8)	Includes 22,500 shares of common stock exercisable upon exercise of warrants and which are held by the Howard B. Bernick Revocable Trust dated April 23, 1993.
(9)	Includes 65,000 shares of common stock exercisable upon exercise of warrants and which are held by the Craig J. Duchossois Revocable Trust UAD 9/11/1989.
(10)	Includes 20,000 shares of common stock exercisable upon exercise of warrants and which are held by Mr. Simon and his spouse, Marcy Simon, as joint tenants.
(11)	Includes 27,500 shares of common stock exercisable upon exercise of warrants and which are held by the Gregory & Julie Flynn 2002 Revocable Trust UAD 10/30/02.
(12)	Consists of shares held by non-executive officer employees of the Company.
(13)	Consists of shares held by stockholders who own less than 1% of the outstanding common stock of the Company.

Material Relationships with Selling Stockholders

Selling stockholders who acquired shares of common stock and warrants from us in a private placement prior to or concurrently with our initial public offering, selling stockholders who acquired our securities in a private placement simultaneously with the closing of the Business Combination and selling stockholders who acquired shares of common stock that we issued under the Merger Agreement have registration rights with respect those shares of common stock and the shares of common stock issuable upon exercise of those warrants. A description of these registration rights is set forth below under the heading “—Stockholders Agreement.”

Transactions with our Sponsor, Former Independent Directors and the Levy Newco Parties

Prior to the consummation of our initial public offering, on August 5, 2013, Levy Acquisition Sponsor, LLC (the “Sponsor”) purchased 4,312,500 Founder Shares for $25,000, or approximately $0.006 per share. On October 17, 2013, the Sponsor transferred 17,250 Founder Shares to each of Howard B. Bernick, Craig J. Duchossois, Greg Flynn and Marc S. Simon (Levy Acquisition Corp.’s independent directors, each of whom resigned in connection with the closing of the Business Combination), each of whom paid a purchase price of $100 for their respective shares (the same per-share purchase price initially paid by the Sponsor). On November 19, 2013, as a result of the underwriters’ election not to exercise the over-allotment option in connection with our initial public offering, our initial stockholders forfeited an aggregate of 562,500 Founder Shares, consisting of a forfeiture of 2,250 Founder Shares by each of Messrs. Bernick, Duchossois, Flynn and Simon, and a forfeiture of 553,500 Founder Shares by the Sponsor. As a result of the forfeiture, the Sponsor was left with 3,690,000 Founder Shares, and each of Messrs. Bernick, Duchossois, Flynn and Simon were left with 15,000 Founder Shares, so that there were 3,750,000 Founder Shares outstanding.

Pursuant to letter agreements entered into in connection with our initial public offering, our initial stockholders agreed that, subject to certain limited exceptions described in the prospectus associated with our initial public offering, the Founder Shares may not be transferred, assigned, sold or released from escrow until one year after the date of the consummation of our initial business combination or earlier if, subsequent to our initial business combination, (i) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (ii) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Messrs. Bernick, Duchossois, Flynn and Simon also purchased an aggregate of 150,000 units through our directed unit program in connection with our initial public offering. Each unit sold in our initial public offering consisted of one share of our common stock and one-half of one warrant to purchase one share of our common stock at a price of $11.50 per whole share.

Concurrent with the execution of the Merger Agreement, Levy Epic Acquisition Company, LLC (“Levy Newco”), Levy Epic Acquisition Company II, LLC (“Levy Newco II” and with Levy Newco, the “Levy Newco Parties”), Del Taco Holdings, Inc. and the stockholders of Del Taco Holdings, Inc. into a Stock Purchase Agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, the Levy Newco Parties agreed to purchase 2,348,968 shares from Del Taco Holdings, Inc. for $91.2 million in cash, and to purchase 740,564 shares directly from existing Del Taco stockholders for $28.8 million in cash (the “Initial Investment”). As a result of the Initial Investment, an aggregate of 3,089,532 shares of Del Taco’s common stock were purchased by the Levy Newco Parties for total cash consideration of $120.0 million.

In connection with the Initial Investment, the Sponsor agreed to assign over 50% of its Founder Shares to certain members of the Levy Newco Parties. These assignments occurred simultaneously with the closing of the Business Combination.

937,500 Founder Shares (the “Founder Earnout Shares”) will be subject to forfeiture on the fifth anniversary of the Business Combination, unless, following the Business Combination, the last sale price of our common stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

Simultaneously with the consummation of our initial public offering, we consummated the private sale of 4,750,000 warrants (the “Private Placement Warrants”), each exercisable to purchase one share of our common stock at $11.50 per share, to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $4,750,000. Immediately after the closing of the private placement, the Sponsor transferred 15,000 Private Placement Warrants at no charge to each of Messrs. Bernick, Duchossois, Flynn and Simon and 30,000 Private Placement Warrants at no charge to Michael R. Wallach (Levy Acquisition Corp.’s Vice President of Acquisitions).

The Sponsor made available to us office space, utilities, secretarial support and administrative services from the date that our securities were first listed on Nasdaq through the date of our consummation of the Business Combination. We paid the Sponsor $10,000 per month for these services. We also paid the Sponsor $15,000 per month as reimbursement for a portion of the compensation paid to our personnel including certain of our officers who work on our behalf. However, this arrangement was solely for our benefit, was not intended to provide our Sponsor compensation in lieu of salary or other remuneration and was terminated in connection with the closing of the Business Combination.

Other than the $10,000 per-month administrative fee and $15,000 compensation reimbursements paid to the Sponsor, as well as reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, was paid to our Sponsor, officers or directors, or to any of their respective affiliates, prior to the Business Combination.

The Sponsor also agreed to loan us up to an aggregate of $200,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to our initial public offering. The loan was payable, without interest, on the completion of our initial public offering. From inception through November 19, 2013, the Sponsor loaned a total of $254,388 to us. The majority of the then outstanding balance on the Note was repaid on November 19, 2013. On November 24, 2013, Levy Acquisition Corp. entered into an Amended and Restated Promissory Note, which increased the aggregate principal amount of the Note to $255,000. The unpaid principal balance of the Note became due and payable, at the option of the Sponsor, on November 19, 2013, the date on which we completed our initial public offering. On November 25, 2013, Levy Acquisition Corp. repaid the unpaid balance of the Note.

In addition, prior to the closing of the Business Combination, the Sponsor advanced to Levy Acquisition Corp. $914,259 in working capital loans. At the closing of the Business Combination, the Sponsor converted $389,623 of these working capital loans into 389,623 Private Placement Warrants.

Business Combination

On June 30, 2015, we consummated the Business Combination pursuant to the Merger Agreement by and among Levy Acquisition Corp., Merger Sub and Del Taco Holdings, Inc., providing for the Merger of Merger Sub with and into Del Taco Holdings, Inc., with Del Taco Holdings, Inc. surviving the Merger as a wholly-owned subsidiary of the Company. In the Business Combination, the Company paid the following consideration to the former equity holders of Del Taco Holdings, Inc.: (i) 16,553,540 shares of common stock of the Company (the “Stock Merger Consideration”) and (ii) $95 million (the “Cash Merger Consideration”). Prior to the closing of the Business Combination, the Sponsor advanced to Levy Acquisition Corp. $914,259 in working capital loans. At the closing of the Business Combination, the Sponsor converted $389,623 of these working capital loans into 389,623 Private Placement Warrants.

Step 2 Co-Investment

Prior to the execution of the Merger Agreement, we entered into (i) a Common Stock Purchase Agreement (the “Pleasant Lake Common Stock Purchase Agreement”) with Del Taco Series, a series of Pleasant Lake Opportunities Fund LP, a Delaware limited partnership (“Pleasant Lake), and (ii) a Common Stock Purchase Agreement (the “Belfer Common Stock Purchase Agreement” and, collectively with the Pleasant Lake Common Stock Purchase Agreement, the “Common Stock Purchase Agreements”) with Lime Partners, LLC, a Delaware limited liability company (“Lime Partners”), and Belfer Investment Partners L.P., a Delaware limited partnership (“Belfer,” and, collectively with Pleasant Lake and Lime Partners, the “Step 2 Co-Investors”).

Pursuant to the Common Stock Purchase Agreements, we agreed to sell, subject to the closing of the Merger:

•	2,500,000 shares of our common stock to Pleasant Lake for an aggregate purchase price of $25,000,000; and

•	600,000 shares of our common stock to Belfer and 400,000 shares of our common stock to Lime Partners for an aggregate purchase price of $10,000,000.

We issued the shares of common stock pursuant to the Common Stock Purchase Agreements pursuant to an exemption from registration under the Securities Act. Each certificate evidencing such shares contains a legend indicating that the shares have not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of an effective registration statement under the Securities Act and said laws or an exemption from the registration requirements thereof.

The Step 2 Co-Investors are parties to the Stockholders Agreement. In connection therewith, the shares of common stock issued pursuant to the Common Stock Purchase Agreements are subject to certain transfer restrictions contained in the Stockholders Agreement. In addition, the Step 2 Co-Investors hold certain “piggyback” registration rights with respect to the shares purchased by them under the Common Stock Purchase Agreements.

Stockholders Agreement

Concurrent with the closing of the transactions contemplated by the Merger Agreement, we became bound by the terms of a Stockholders Agreement, dated as of March 12, 2015 (the “Stockholders Agreement”). We entered into the Stockholders Agreement with certain parties collectively referred to as the “GSMP Parties,” certain parties collectively referred to as the “Charlesbank Parties,” certain parties collectively referred to as the “Leonard Green Parties,” certain parties collectively referred to as the “Levy Parties,” certain parties collectively referred to as the Walsh Parties, certain parties collectively referred to as the “Levy Newco Parties,” and certain parties collectively referred to as the “Other Stockholders.” The GSMP Parties, the Charlesbank Parties, the Leonard Green Parties, the Levy Parties, the Walsh Parties, the Levy Newco Parties, the Other Stockholders and each other person (except the Company) that becomes a party to the Stockholders Agreement or is otherwise bound by the provisions of the Stockholders Agreement are referred to in this subsection as “Stockholders” or individually as a “Stockholder.”

Pursuant to the terms of the Stockholders Agreement, unless there is in effect a registration statement or similar filing under the applicable federal and state securities laws covering a proposed transfer of any of our capital stock or other equity securities (the “Capital Stock”) or the transfer will be conducted under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), the Stockholders must give written notice to the Company of their intention to make such transfer not less than five business days prior to the proposed effective date of such transfer. Each such notice must describe the manner and circumstances of the proposed transfer and must be accompanied by either (i) a written opinion of legal counsel reasonably satisfactory to the Company, which opinion must be reasonably satisfactory in form and substance to legal counsel to the Company, or (ii) such other showing as may be reasonably satisfactory to the legal counsel to the Company, in each case that the proposed transfer may be effected without registration or qualification under the applicable federal and state securities laws, whereupon such Stockholder will be entitled to transfer its Capital Stock to the extent permitted by, and in compliance with, the requirements of, the Stockholders Agreement and in accordance with the terms of the written notice delivered by such Stockholder to the Company.

Pursuant to the terms of the Stockholders Agreement, certain “Permitted Transferees” not already party to the Stockholders Agreement must, prior to and as a condition to the effectiveness of such transfer, execute and deliver to the Company an instrument, in form and substance satisfactory to us, and such other documentation deemed necessary by the Company to evidence such Permitted Transferee’s agreement to be bound by, and to comply with, the Stockholders Agreement in the same capacity as the transferor of such Capital Stock. Under the Stockholders Agreement, “Permitted Transferee” means:

•	as to any Stockholder that is an entity, any affiliate of such Stockholder;

•	as to any Stockholder that is an individual, (x) any one or more members of a class consisting of the spouse, children and grandchildren of such Stockholder, (y) a trust or family limited partnership created for the sole benefit of such Stockholder or any one or more members of such class, or (z) upon the death or legal incompetence of such Stockholder, such Stockholder’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries, as applicable; provided, however, that in the case of immediately preceding clauses (x) and (y), such Stockholder (and not the transferee of such Stockholder) retains the exclusive power to exercise all rights under the Stockholders Agreement with respect to the transferred Capital Stock; or

•	any stockholder, member or partner of any of the GSMP Parties, the Charlesbank Parties and the Leonard Green Parties (collectively, the “Rollover Investors”) or the Levy Parties upon a pro rata distribution by such Stockholder to its partners, stockholders, members or otherwise, upon the winding up, dissolution or liquidation of such Stockholder; provided, however, that such Stockholder (and not the stockholder, member or partner, as applicable, of such Stockholder) retains the exclusive power to exercise all rights under the Stockholders Agreement with respect to the transferred Capital Stock at all times prior to the dissolution of such Stockholder.

From the effectiveness of the Merger (the “Effective Time”):

•	until the date that is 12 months following the Effective Time, or six months following the Effective Time if the Rollover Investors no longer hold in the aggregate common stock representing at least 7.5% of our common stock outstanding immediately following the Effective Time, each of the Levy Parties and the Walsh Parties (collectively, the “Levy/Walsh Investors”) may not transfer any Capital Stock or any right, title or interest therein or thereto, unless such transfer is to a Permitted Transferee; and

•	until the date that is six months following the Effective Time, each Other Stockholder may not transfer any Capital Stock or any right, title or interest therein or thereto, unless such transfer (A) is to a Permitted Transferee or (B) is made in an offer for sale of shares of our common stock pursuant to an effective registration statement (other than a public offering relating either to the sale of securities to our employees or any of our subsidiaries pursuant to a stock option, stock purchase or similar plan or a transaction under Rule 145 of the Securities Act) (a “Public Offering”).

Under the Stockholders Agreement, from the Effective Time until the earlier of (x) such time as the Rollover Investors cease to hold in the aggregate common stock representing at least 7.5% of our common stock outstanding immediately following the Effective Time or (y) the second anniversary of the Effective Time:

•	None of the Stockholders may, directly or indirectly, in any manner, acting alone or in concert with others, (A) acquire, agree to acquire or make any proposal or offer to acquire any Capital Stock or any right, title or interest therein or thereto if such acquisition would result, directly or indirectly, in (1) any of the effects on the Company set forth in Rule 13e-3(a)(3)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (2) the Company failing to meet any of the standards required to be met to continue the listing of the Capital Stock on Nasdaq pursuant to Nasdaq listing rules, or (B) make any takeover proposal, whether solicited or unsolicited, (x) without the prior approval of a majority of the disinterested directors of our board of directors and (y) other than a takeover proposal in the form of a merger that will be conditioned upon and subject to receipt of prior approval of stockholders of the Company holding a majority of the Capital Stock held by the Company’s stockholders other than the Levy/Walsh Investors and the Other Stockholders (collectively, the “Non-Rollover Investors”) and their affiliates; and

•	All acquisitions of Capital Stock by any of the Stockholders may be made only in compliance with all applicable securities laws.

Pursuant to the terms of the Stockholders Agreement, from the Effective Time until such time as the Rollover Investors cease to hold in the aggregate Capital Stock representing at least 7.5% of the Company’s common stock outstanding immediately following the Effective Time, the Company will use its reasonable best efforts to continue the listing of the Capital Stock on Nasdaq.

Rollover Investors holding a majority of the shares of the Company’s common stock held by the Rollover Investors (the “Majority Rollover Investors”) or Lawrence F. Levy, Steven C. Florsheim, Ari B. Levy, Levy Family Partners, LLC, the Steven Florsheim 2003 Investment Trust and the Ari Levy 2003 Investment Trust (the “Levy Family”) and PW Acquisitions LP, a Delaware limited partnership (“PW Acquisition”), may request in writing that the Company register under the Securities Act all or a portion of the shares of our common stock held by them that are registrable pursuant to the terms of the Stockholders Agreement (collectively, the “Registrable Stock”) on a registration statement or file a prospectus supplement under a short-form registration statement for a shelf registration or offer shares of their common stock in a firm-commitment underwritten offering. However, such a request (i) must cover the registration of our common stock which would have an anticipated aggregate offering price (net of underwriting discounts and commissions) of at least $20,000,000, based on the closing price of our common stock on Nasdaq on the date of the request, unless the registration is for the balance of our common stock then held by the Rollover Investors, and (ii) shall not count as one of the permitted registrations on a registration statement until both (x) it has become effective and (y) at least 50% of the common stock requested to be included in such registration has been registered pursuant to such registration. All registration requested pursuant to the foregoing are referred to in the Stockholders Agreement as “Demand Registrations.”

Upon receipt of the request of a Demand Registration that is a Public Offering in which common stock is sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public and which involves a customary “road show” (including an “electronic road show”) or other substantial marketing effort by one or more underwriters that lasts more than two days (a “Marketed Underwritten Offering”), we must give prompt written notice thereof to all other holders of Registrable Stock (a “Demand Notice”). Subject to certain limitations described below, we must, with respect to any Demand Registration, use our reasonable best efforts to promptly file with the SEC the applicable registration statement to register under the Securities Act all Registrable Stock specified in the requests of the requesting holders and, for any Demand Registration that is a Marketed Underwritten Offering, the requests (stating the number of shares of common stock to be disposed of and the intended method of disposition of such shares) of other holders of Registrable Stock given within 10 days after receipt of such Demand Notice.

We will not be required to prepare and file, pursuant to the Demand Registration rights described above, more than (i) four registration statements, in the case of the Levy Family, (ii) one registration statement, in the case of PW Acquisition, or (iii) in the case of the Rollover Investors, five registration statements.

Whenever a registration requested by initiating holders is for a firm-commitment underwritten offering, if the managing underwriter of the offering advises us in good faith that the aggregate number of shares of common stock requested to be included in the underwritten offering exceeds the number of securities which can be sold in the offering within a price range acceptable to the initiating holders, the number of shares of Registrable Stock and the number of shares of Capital Stock of the Company other than the Registrable Stock (the “Other Securities”) will be reduced as follows: (i) first, among any holders of Other Securities, pro rata, based on the number of Other Securities held by each such holder; (ii) second, the Registrable Stock for which registration was proposed by the Company; and (iii) third, subject to certain limitations, the Registrable Stock for which inclusion in such demand offering was requested by the initiating holders and the requesting holders, pro rata (if applicable), based on the number of shares of Registrable Stock held by each such initiating holder and requesting holder.

The first Demand Registration of the Rollover Investors that is not an Underwritten Block Trade must be a priority registration, in which (x) the requesting holders (other than any Rollover Investors and the Levy/Walsh Investors) will be entitled to have only 10% of all Registrable Stock held by the requesting holders be included in the registration until the participating Rollover Investors receive net proceeds in such registration or offering of at least $30,000,000, after which the initiating holders and the requesting holders other than the Levy/Walsh Investors will participate pro rata based on the number of shares of Registrable Stock requested to be included, and (y) the Levy/Walsh Investors will not be entitled to have any Registrable Stock held by them included in such registration or transaction regardless of whether any of the Levy/Walsh Investors requested such inclusion pursuant to requests timely given to the Company, and the Company will not include in any such registration statement filed with the SEC any Registrable Stock specified in any request by the Levy/Walsh Investors as requesting holders (a “Priority Registration”).

We will not be required to file a registration statement pursuant to a Demand Registration or assist in a takedown from a shelf registration related to an underwritten public offering or Underwritten Block Trade which could become effective or close within 120 days following the closing of an underwritten public offering of our securities.

Other than in connection with a shelf registration (as described below), if the Company furnishes to the initiating holders and requesting holders a certificate signed by the Chief Executive Officer stating that, in the good faith judgment of the board of directors, any registration of Registrable Stock should not be made or continued because it would (i) materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, corporate reorganization, merger or segment reclassification or discontinuance of operations or other material transaction or matter involving the Company or any of its subsidiaries or any negotiations, discussions or pending proposals with respect thereto involving the Company or any of its subsidiaries or (ii) would require disclosure of non-public material information, the disclosure of which would reasonably be expected to materially and adversely affect the Company (each, a “Valid Business Reason”), then (A) we may postpone filing a registration statement requested pursuant to a Demand Registration until such Valid Business Reason no longer exists, and (B) in case a registration statement has been filed pursuant to a Demand Registration, we may cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement, in each case, for a reasonable period of time. If we give notice of our determination to postpone, withdraw or postpone amending or supplementing a registration statement, we will extend the period during which such registration statement will be maintained effective pursuant to the Stockholders Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date when sellers of such Registrable Stock under such registration statement have received the copies of the supplemented or amended prospectus. Other than in connection with a shelf registration (as described below), we may not postpone, withdraw or postpone amending or supplementing a filing due to a Valid Business Reason more than three times for a period of up to 120 days in the aggregate in any consecutive 12-month period.

Pursuant to the Stockholders Agreement, if the Company proposes to register any of its securities for sale for its own account in a Marketed Underwritten Offering (other than (a) a registration relating to the sale of securities to employees or any of our subsidiaries pursuant to a stock option, stock purchase or similar plan, (b) a transaction under Rule 145 of the Securities Act or (c) a Demand Registration), and such registration may include the registration of Registrable Stock, we will each such time give written notice (the “Company’s Piggyback Notice”), at its expense, to all holders of Registrable Stock of our intention to do so at least 10 days prior to the filing of a registration statement with respect to such registration with the SEC. Subject to the restrictions described above, if any holder of Registrable Stock desires to dispose of all or part of its Registrable Stock, it may request registration thereof in connection with the Company’s registration by delivering, within 10 days after receipt of the Company’s Piggyback Notice, written notice of such request (the “Investors’ Piggyback Notice”) stating the number of shares of Registrable Stock to be disposed of and the intended method of disposition thereof by such holder in the offering. Subject to the restrictions described below, the Company will use its reasonable best efforts to cause all shares of Registrable Stock specified in the Investors’ Piggyback Notice to be registered under the Securities Act so as to permit the sale or other disposition (in accordance with the intended method of distribution) by such holder or holders of the shares of Registrable Stock in the offering proposed by the Company, subject to the limitations described below.

For any registration for which we are required to give a Company’s Piggyback Notice, we will have the right to limit the aggregate size of the offering or the number of shares to be included in the offering by the requesting holders if requested to do so in good faith by the managing underwriter of the offering because the aggregate number of shares of common stock requested to be included in the offering exceeds the number of securities which can be sold in the offering within a price range acceptable to us. The holders of Registrable Stock will have priority as to sales over the holders of Other Securities. Whenever the number of shares which may be registered is still limited after the withdrawal of the holders of Other Securities, we will have priority as to sales over the holders of Registrable Stock. The holders of Registrable Stock will share pro rata in the available portion of the piggyback registration in question, such sharing to be based upon the number of shares of Registrable Stock then held by each of the participating holders, respectively.

Under the Stockholders Agreement, so long as we remain eligible to file a short-form registration statement, as promptly as practicable after the Effective Time but no later than 10 business days after the Effective Time, we must file a registration statement with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) (a “Shelf Registration”) for the sale of all of the Registrable Stock owned by holders of Registrable Stock, and any unregistered shares of our common stock held by holders of common stock received in the Merger, holders of common stock received in connection with the distribution by each of the Levy Newco Parties to its members of the shares of our common stock received by such Levy Newco Party pursuant to the Merger and holders of Founder Shares and all common stock issuable upon exercise of the Private Placement Warrants. Following the filing of the Shelf Registration, we will use our commercially reasonable best efforts to cause the Shelf Registration to become effective as promptly as practicable but no later than 90 days after the Effective Time and remain effective until there is no longer any Registrable Stock that is not otherwise registered under a registration statement. If the SEC will not permit us to include all unregistered shares of our common stock and shares of our common stock issuable upon exercise of the Private Placement Warrants in a Shelf Registration, we will include as many unregistered shares of common stock as possible and exclude unregistered shares on a pro rata basis. However, we will use our reasonable best efforts to include any unregistered shares of our common stock and shares of our common stock issuable upon exercise of the Private Placement Warrants excluded from the initial Shelf Registration on a future Shelf Registration as promptly as practicable following such exclusion. A takedown of shares registered under the Shelf Registration that is not an underwritten offering shall not require any minimum anticipated aggregate offering price.

In connection with any offering of Registrable Stock under the Shelf Registration involving an underwritten public offering (other than an Underwritten Block Trade) that occurs or is scheduled to occur within 30 days of a proposed registered underwritten public offering of equity securities for our own account pursuant to a piggyback registration, we will not be required to cause such offering under the Shelf Registration to take the form of an underwritten public offering if we make available to the requesting holder the ability to include its Registrable Stock in the piggyback registration.

If our board of directors has a Valid Business Reason, (i) we may postpone filing a registration statement relating to a Shelf Registration until such Valid Business Reason no longer exists and (ii) in case a registration statement has been filed relating to a Shelf Registration, we may cause the registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing the registration statement or may suspend other required registration actions under the Stockholders Agreement. We will give written notice to all holders of Registrable Stock of our determination to postpone or withdraw a registration statement and of the fact that the Valid Business Reason for the postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. We may not postpone, withdraw or postpone amending or supplementing a filing due to a Valid Business Reason more than three times for a period of up to 45 days in the aggregate in connection with the filing of the initial Shelf Registration and, for any other Shelf Registration, up to 90 days in the aggregate in any consecutive 12-month period.

If any short-form registration statement for a Shelf Registration has been outstanding for at least three years or otherwise ceases to be effective, at the end of the third year we must file a new short-form registration statement for a Shelf Registration of all of the Registrable Stock then held by the Rollover Investors.

In the case of any registration or offering initiated pursuant to a Demand Registration or a Shelf Registration which is proposed to be effected pursuant to a firm-commitment underwriting, subject to the approval of the Company (which approval will not be unreasonably withheld (provided, that we will have the right to withhold approval of any one underwriter, and further provided, that we may not unreasonably withhold approval of any of Goldman, Sachs & Co. or any of its affiliates)), the holders of a majority of the Registrable Stock requested to be included in any such registration or offering will have the right to designate the managing underwriter or underwriters, and all holders of Registrable Stock participating in the registration or offering may sell their shares only pursuant to such underwriting.

We will pay all fees and expenses incurred in connection with our performance of our obligations to register securities under the Stockholders Agreement (the “Registration Expenses”) relating to the registrations under the Stockholders Agreement. All underwriting discounts, selling commissions, brokerage fees, and the fees and expenses of counsel for each holder of Registrable Stock (other than the counsel selected by a majority of the holders of Registrable Stock included in the applicable registration or offering to represent all holders of Registrable Stock in such registration or offering) (the “Selling Expenses”) will be borne by the participating sellers (including us if we are a participating seller) in proportion to the number of shares of our common stock sold by each, or in such other manner or proportion as the participating sellers (including us if we are a participating seller) may agree. In connection with each Demand Registration, each piggyback registration and each takedown of a Shelf Registration, and any offering in connection therewith, we will reimburse the holders of Registrable Stock included in such registration or offering for the reasonable fees and disbursements of one counsel for the holders of Registrable Stock selected by a majority of the holders of Registrable Stock requested to be included in such registration or offering.

Except as provided in the Stockholders Agreement, we will not grant any person or entity registration rights without the prior written consent of the Majority Rollover Investors and the Levy Family.

In connection with any underwritten public offering of Capital Stock under the Securities Act, if so requested by the Company or any representative of the managing underwriter, each Stockholder will not sell or otherwise transfer (except for standard exceptions agreed to by the representatives of the managing underwriter) any Registrable Stock or other Capital Stock during the period specified by our board of directors at the request of the managing underwriter (the “Market Standoff Period”), provided that (i) the Market Standoff Period is applicable on substantially similar terms to the Company and all the executive officers and directors of the Company and (ii) such Market Standoff Period does not exceed 90 days following the pricing date of the offering (plus customary lockup extension periods as reasonably determined by the managing underwriter, not to exceed 35 days) in connection with any public offering of our securities, except as part of such underwritten public offering. We may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

The Stockholders Agreement will terminate, and all rights and obligations under the Stockholders Agreement will cease, upon the earlier of (a) mutual written agreement of the Rollover Investors and the Levy/Walsh Investors and (b) such time as none of the Rollover Investors or the Levy/Walsh Investors remains party to the Stockholders Agreement.

In addition, stockholders who are parties to the Stockholders Agreement will cease to be parties if their ownership of common stock of the Company drops below 2% of the total common stock of the Company outstanding immediately following the Effective Time; provided, that such stockholders will continue to have certain registration rights with respect to their common stock and the investors of the Initial Investment will continue to be subject to the six month lockup on their common stock.

Management Rights Letter Agreement

On June 30, 2015, in connection with the closing of the Business Combination, we entered into a Management Rights Letter Agreement (the “Management Rights Letter Agreement”) with GS Mezzanine Partners 2006 Institutional, L.P. (“GSMP VCOC”). The Management Rights Letter Agreement serves to define certain rights of GSMP VCOC in order for GSMP VCOC’s indirect investment in shares of our common stock, which GSMP 2006 Institutional US, Ltd. (“GSMP 2006 Institutional”) acquired as result of the Merger, to constitute “management rights” required to qualify as a venture capital investment under Department of Labor regulation Section 2510.3-101(d)(3).

Pursuant to the Management Rights Letter Agreement, the Company must provide GSMP VCOC with copies of the Company’s audited consolidated financial statements within 120 days after the end of each financial year. The Company must also provide GSMP VCOC with copies of the consolidated management accounts of the Company and its subsidiaries as at the end of and for that accounting quarter within 45 days of the end of each accounting quarter. The Company must also provide GSMP VCOC with true and correct copies of all documents, reports, financial data and such additional information as GSMP VCOC may at any time reasonably request and all reports of the Company that are filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act promptly after such reports are filed with the SEC.

Pursuant to the Management Rights Letter Agreement, GSMP VCOC has the right to meet from time to time with management personnel of the Company for the purpose of consulting with and advising management, obtaining information on all matters relating to the operation of the Company and our direct and indirect subsidiaries or expressing the views of GSMP VCOC on such matters. GSMP VCOC also has the right to visit and inspect any of the properties of the Company and its direct and indirect subsidiaries, including the books of account and to discuss its and their affairs, finances and accounts with management personnel of the Company and its direct and indirect subsidiaries.

Subject to certain exceptions set forth in the Management Rights Letter Agreement, GSMP VCOC has agreed to keep any information received in connection with the Management Rights Letter Agreement confidential and to not use any such information for any purpose other than monitoring its investment in the Company.

The Management Rights Letter Agreement will terminate at the earlier of: (i) such time as GSMP VCOC no longer has any direct or indirect investment in the Company; (ii) such time as GSMP VCOC no longer needs to qualify as a venture capital operating company; or (iii) such time that the investment of GSMP VCOC in the Company is “freely transferrable” as defined under the Department of Labor regulation Section 2510.3-101.

PLAN OF DISTRIBUTION

We are registering 28,943,163 shares of our common stock for possible sale by the selling stockholders and 7,500,000 shares of common stock underlying our Public Warrants upon the exercise of the Public Warrants by the holders thereof. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above under “Selling Stockholders” and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the Nasdaq Capital Market, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the Nasdaq Capital Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

Under the Stockholders Agreement, we have agreed to pay all fees and expenses incurred in connection with our performance of our obligations to register securities under the Stockholders Agreement relating to the registrations under the Stockholders Agreement. For additional details on the Stockholders Agreement, see “Selling Stockholders—Material Relationships with Selling Stockholders—Stockholders Agreement.”

The selling stockholders may agree to indemnify an underwriter, broker dealer or agent against certain liabilities related to the selling of the common stock, including liabilities under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Exercise of Public Warrants

The Public Warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Public Warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrants will be required to be exercised on a cashless basis in the event of a redemption of the Public Warrants pursuant to the warrant agreement governing the Public Warrants in which our board of directors has elected to require all holders of the Public Warrants who exercise their Public Warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants to be exercised, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

No fractional shares will be issued upon the exercise of the Public Warrants. If, upon the exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round up to the nearest whole number the number of shares of common stock to be issued to such holder.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our second amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our amended and restated certificate of incorporation authorizes the issuance of 400,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. As of July 1, 2015, there were 38,802,425 shares of our common stock outstanding.

Common Stock

Our amended and restated certificate of incorporation provides that all of the shares of our common stock have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Rights on Liquidation, Dissolution or Winding Up

In the event of a liquidation, dissolution or winding up of the Company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Founder Shares

Pursuant to a letter agreement, the Founder Shares are not transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, to an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of our initial Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The Founder Shares held by our Sponsor and certain directors will be released from this lock-up one year following closing of the Business Combination, except that the Founder Shares will be released earlier if, subsequent to the Business Combination, the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination. Notwithstanding the foregoing, the Founder Shares will be released from the lock-up on the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial Business Combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

Our second amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. The Company has no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of the Company’s common stock. For example, if a warrantholder holds one warrant to purchase one-half of a share of the Company’s common stock, such warrant shall not be exercisable. If a warrantholder holds two warrants, such warrants will be exercisable for one share of the Company’s common stock. Warrants must be exercised for a whole share. The warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $24.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of our common stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants will not be released until 30 days after the completion of the Business Combination. During the lock-up period, the Private Placement Warrants will not be transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, to an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of our initial Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The Private Placement Warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, except that such warrants may be exercised by the holders on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Registration Rights

The Stockholders Agreement became effective upon the closing of the Business Combination. Under the Stockholders Agreement, we granted certain registration rights to holders of Del Taco Holdings, Inc. common stock before the Business Combination, our initial stockholders and investors in the Step 2 Co-Investment, among others. Under the Stockholders Agreement, the Majority Rollover Investors or the Levy Family and PW Acquisition may request in writing that we register under the Securities Act all or a portion of the shares of our common stock held by them that are registrable pursuant to the terms of the Stockholders Agreement on a registration statement or file a prospectus supplement under a short-form registration statement for a shelf registration or offer shares of their common stock in a firm-commitment underwritten offering. However, such a request (i) must cover the registration of common stock which would have an anticipated aggregate offering price (net of underwriting discounts and commissions) of at least $20,000,000, based on the closing price of our common stock on NASDAQ on the date of the request, unless the registration is for the balance of the common stock then held by the Rollover Investors, and (ii) shall not count as one of the permitted registrations on a registration statement until both (x) it has become effective and (y) at least 50% of the common stock requested to be included in such registration has been registered pursuant to such registration. We will not be required to prepare and file, pursuant to the Demand Registration rights described above, more than (i) four registration statements, in the case of the Levy Family, (ii) one registration statement, in the case of PW Acquisition, or (iii) in the case of the Rollover Investors, five registration statements.

Upon receipt of the request of a Demand Registration that is a Marketed Underwritten Offering, we must give a Demand Notice to all other holders of Registrable Stock. Subject to certain limitations described below, we must, with respect to any Demand Registration, use our reasonable best efforts to promptly file with the SEC the applicable registration statement to register under the Securities Act all Registrable Stock specified in the requests of the requesting holders and, for any Demand Registration that is a Marketed Underwritten Offering, the requests (stating the number of shares of common stock to be disposed of and the intended method of disposition of such shares) of other holders of Registrable Stock given within 10 days after receipt of such Demand Notice from the Company.

Under the Stockholders Agreement, so long as we remain eligible to file a short-form registration statement, as promptly as practicable after the Effective Time but no later than 10 business days after the Effective Time, we will file a registration statement with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act for the sale of all of the Registrable Stock owned by holders of Registrable Stock, and any unregistered shares of common stock held by holders of common stock received in the Merger, holders of common stock received in connection with the distribution by each of the Levy Newco Parties to its members of the shares of common stock received by such Levy Newco Party pursuant to the Merger and holders of Founder Shares and all common stock issuable upon exercise of the Private Placement Warrants. The form and content of this Shelf Registration will be subject to the prior review and approval of the Majority Rollover Investors, which approval may not be unreasonably withheld. Following the filing of the Shelf Registration, we will use our commercially reasonable best efforts to cause the Shelf Registration to become effective as promptly as practicable but no later than 90 days after the Effective Time and remain effective until there is no longer any Registrable Stock that is not otherwise registered under a registration statement.

Dividends

We have not paid any cash dividends on our common stock to date and do not currently contemplate or anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, capital requirements and general financial condition, and will be within the discretion of the board of directors at such time.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “Merger” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “Merger” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the Merger is approved by our board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company that has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of July 1, 2015, we had 38,802,425 shares of common stock outstanding. Of these shares, the 15,000,000 shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 3,750,000 Founder Shares owned collectively by our Sponsor and four of our former independent directors and the 4,750,000 Private Placement Warrants owned by our Sponsor, four of our former independent directors and one of our former officers are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Similarly, the shares of our common stock that we issued in the Business Combination and the Step 2 Co-Investment are restricted securities for purposes of Rule 144.

As of July 1, 2015, there are a total of 12,639,623 warrants to purchase shares of our common stock outstanding. Each whole warrant is exercisable for one share of our common stock, in accordance with the terms of the warrant agreement governing the warrants. 7,500,000 of these warrants are Public Warrants and are freely tradable. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 7,500,000 shares of our common stock that may be issued upon the exercise of the Public Warrants. On June 30, 2015, we issued 389,623 additional Private Placement Warrants to the Sponsor to satisfy outstanding working capital loans owed to the Sponsor by the Company.

Transfer Agent and Warrant Agent

The transfer agent for the shares of our common stock and warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

Our common stock and warrants are listed and traded on the Nasdaq Capital Market under the symbols “TACO” and “TACOW,” respectively.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplements, certain legal matters in connection with the securities will be passed upon for us by McDermott Will & Emery LLP, Chicago, Illinois. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The audited financial statements of Levy Acquisition Corp. as of December 31, 2014, and for the year then ended, incorporated by reference into this prospectus, have been so included in reliance on a report of KPMG, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm, as experts in auditing and accounting.

The audited financial statements of Levy Acquisition Corp. as of December 31, 2013, and for the period from August 9, 2013 (inception) through December 31, 2013, incorporated by reference into this prospectus, have been so included in reliance on a report of Rothstein Kass, an independent registered public accounting firm, incorporated herein by reference, as experts in auditing and accounting.

The consolidated financial statements of Del Taco Holdings, Inc. at December 30, 2014 and December 31, 2013, and for each of the fifty-two week periods ended December 30, 2014, December 31, 2013 and January 1, 2013, incorporated by reference into this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

•	Our Current Reports on Form 8-K filed with the SEC on March 12, 2015 (Items 1.01, 3.02 and Exhibits 2.1, 10.1, 10.2 and 10.3 only), May 27, 2015, June 8, 2015, June 12, 2015 and July 2, 2015 and our Current Report on Form 8-K/A dated July 2, 2015.

•	Our definitive proxy statement filed with the SEC on June 11, 2015.

•	The description of our common stock contained in our Registration Statement on Form S-1 (File No. 333-191587), initially filed with the SEC on October 7, 2013, as may be subsequently amended from time to time, which description has been incorporated by reference in Item 1 of our Registration Statement on Form 8-A (File No. 001-36197) filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended on November 13, 2013, and any amendment or report updating that description.

•	All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement and prior to the termination of the offering to which this prospectus relates.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus; provided, however, that notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning our investor relations representative at the following address:

ICR, Inc.

Attention: Raphael Gross

761 Main Avenue

Norwalk, CT 06851

203-682-8253

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

3,372,016 Shares

Del Taco Restaurants, Inc.

Common Stock

PRELIMINARY  PROSPECTUS  SUPPLEMENT

                              , 2015

Citigroup

Piper Jaffray